UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ELT DESIGN HOLDINGS LIMITED

(Exact name of registrant as specified in its charter)

Date: November 13, 2026

Nevada	7311	42-1778911
(State or Other Jurisdiction of Incorporation)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

Unit 5, 2/F, One Vista Summit, 3 San Hop Lane,

Tuen Mun, NT, Hong Kong

Issuer's telephone number: +852 96121287

Company email: eltdesign86@gmail.com

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Northwest Registered Agent, LLC
732 S 6th St, Ste N
Las Vegas, Nevada 89101
Telephone: (775) 401-6800

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer |_| Accelerated filer |_| Non-accelerated filer |X|   Smaller reporting company |X| Emerging growth company |X|

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. |_|

The Registrant hereby amends this Registration Statement (the “Registration Statement”) on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where an offer or sale is not permitted.

PRELIMINARY PROSPECTUS

ELT DESIGN HOLDINGS LIMITED

4,000,000 SHARES OF COMMON STOCK

$0.02 PER SHARE

ELT Design Holdings Limited is offering 4,000,000 shares of common stock at a fixed price of $0.02 per share. This is a direct public offering by the Company on a best-efforts basis. Our sole officer and director, Mr. Wing Tat Li, will solicit investors on our behalf and will receive no commission or other compensation for selling the shares. There is no minimum number of shares that must be sold and no minimum purchase requirement for any investor. We may sell none of the shares offered.

If all 4,000,000 shares are sold, the Company will receive gross proceeds of $80,000. No selling commissions will be paid. Proceeds to the Company before offering expenses will be $0.02 per share, or $80,000 if all shares are sold. We estimate offering expenses of $35,757. Mr. Wing Tat Li has informally indicated that he intends to provide funds to cover any shortfall in the Company’s offering expenses. However, he has made no binding commitment to do so, and there can be no assurance that such funds will be provided when needed or at all. His stated intention is limited to offering expenses and does not extend to funding the Company’s ongoing operations.

Funds from accepted subscriptions will be deposited directly into the Company’s bank account and will be available for immediate use. No subscription funds will be held in escrow or trust. Once we accept a subscription, the investor may not withdraw it or request a refund, except as required by applicable law. Funds received with a subscription that we reject will be returned.

This offering will terminate upon the earlier of the sale of all 4,000,000 shares or 365 days after this Registration Statement becomes effective, unless our sole director extends it for an additional 90 days. We may terminate the offering at any time.

There is currently no public market for our common stock. Following this offering, we intend to seek quotation of our common stock on the OTCQB® Venture Market operated by OTC Markets Group, Inc. We have no arrangement with a market maker, and there is no assurance that our common stock will be quoted on the OTCQB or any other market operated by OTC Markets Group, Inc. Investors may be unable to sell their shares.

We are a Nevada corporation that provides digital content production, related marketing support, and corporate workshops and seminars primarily in Hong Kong. We have no subsidiaries. Investors in this offering will purchase shares directly in the Nevada corporation. As of the date of this prospectus, we have 5,000,000 shares of common stock issued and outstanding, all owned by Mr. Wing Tat Li, our sole officer and director. If all shares offered by the Company are sold, he will own approximately 55.6% of our outstanding common stock, assuming he does not sell any shares and the Company issues no other shares.

The Company conducts operations and maintains office space in Hong Kong but has not registered as a non-Hong Kong company or obtained Hong Kong business registration. We have not determined whether these registrations are required for our operations. If registration is required, we may incur costs or penalties and may need to take corrective action.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. SEE “RISK FACTORS” BEGINNING ON PAGE 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

You should rely only on the information contained in this Prospectus and the information we have referred you to. We have not authorized any person to provide you with any information about this offering, the Company, or the shares of our Common Stock offered hereby that is different from the information included in this Prospectus. If anyone provides you with different information, you should not rely on it.

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

The date of this prospectus is November 13, 2026.

PROSPECTUS SUMMARY

In this Prospectus, “ELT Design,” “ELT,” “the Issuer,” the “Company,” “we,” “us,” and “our,” refer to ELT Design Holdings Limited, unless the context otherwise requires. Unless otherwise indicated, the term ''fiscal year'' refers to our fiscal year ending August 31st. Unless otherwise indicated, the term ''common stock'' refers to shares of the Company's common stock.

This Prospectus, and any supplement to this Prospectus, includes “forward-looking statements”. To the extent that the information presented in this Prospectus discusses financial projections, information or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as “intends”, “anticipates”, “believes”, “estimates”, “projects”, “forecasts”, “expects”, “plans” and “proposes”. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. These risks and uncertainties include, among others, those described in the “Risk Factors” section and the “Management’s Discussion and Analysis” section of this Prospectus.

This summary only highlights selected information contained in greater detail elsewhere in this Prospectus. This summary may not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire Prospectus, including “Risk Factors” beginning on Page 4, and the financial statements, before making an investment decision.

Corporate History

ELT Design Holdings Limited (“we”, “us”, “our”, or the “Company”), was incorporated on September 16, 2025 in the State of Nevada.

On September 16, 2025, we sold 5,000,000 shares of restricted common stock to Mr. Wing Tat Li, at a price of $0.002 per share. The total subscription amount paid by Mr. Wing Tat Li was $10,000.

On September 16, 2025, Wing Tat Li was appointed Chief Executive Officer, Chief Financial Officer, President, Treasurer, Secretary, and sole Director of the Company.

The foregoing issuances were conducted pursuant to Regulation S under the Securities Act of 1933, as amended (“Regulation S”). The sale of the shares was made only to non-U.S. persons, as defined under Rule 902(k)(2)(i) of Regulation S, in offshore transactions, and no directed selling efforts were made in the United States by the Company, any distributor, any of their respective affiliates, or any person acting on behalf of any of the foregoing.

Proceeds from the aforementioned sale of shares went to the Company to be used as working capital.

The Company has elected August 31st as its fiscal year end.

Our Business

ELT Design Holdings Limited is an early-stage corporation incorporated in the State of Nevada that conducts its business operations primarily in Hong Kong. The Company operates as a visual content solutions provider, offering visual content creation, corporate workshop and seminar services to brands, small- and medium-sized enterprises (“SMEs”) and cross-border businesses seeking to develop their market presence, improve their communication materials and present their business value through customized visual and written content.

The Company’s business focuses on assisting clients in planning, developing and managing marketing content for digital, corporate and promotional use. Its services are designed to help clients present their products, services, brand message and business information in a clearer and more engaging manner across online and offline communication channels.

The Company has no subsidiaries. Investors purchasing shares in this offering will acquire an interest directly in ELT Design Holdings Limited. The Company conducts operations and maintains office space in Hong Kong but has not registered as a non-Hong Kong company or obtained Hong Kong business registration. To the best of our knowledge, we are not currently required to obtain any material licenses or permits specifically for our current business activities.

Going Concern

We have identified conditions and events that raise substantial doubt about our ability to continue as a going concern. For the period from September 16, 2025 (inception) through August 31, 2026, we generated revenue of $13,500 and incurred a net loss of $776. As of August 31, 2026, we had cash and cash equivalents of $23,902, working capital of $9,224 and an accumulated deficit of $776. Net cash provided by operating activities during the period was $13,902.

Our ability to continue as a going concern depends on our ability to generate sufficient revenue and obtain additional financing to meet our obligations. We have funded our operations through customer payments, proceeds from the issuance of common stock and expenses paid on our behalf by our director. We have no binding commitments for additional financing, and there can be no assurance that we will generate sufficient cash from operations or obtain financing on acceptable terms or at all. If we are unable to obtain sufficient funding, we may be required to reduce or discontinue our operations. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our Offering

We have authorized capital stock consisting of 180,000,000 shares of Common Stock, $0.0001 par value per share (“Common Stock”).

As of the date of this prospectus, we have 5,000,000 shares of common stock issued and outstanding, all owned by our sole officer and director, Mr. Wing Tat Li. Through this offering, we are registering 4,000,000 additional shares of common stock for sale in a direct public offering. We may sell all or a portion of the shares after this registration statement becomes effective.

The offering price of the shares is fixed at $0.02 per share for the duration of the offering. There are no arrangements to stabilize or otherwise affect the market price of our common stock. We will receive all proceeds from the sale of the shares offered by the Company.

As of the date of this prospectus, Mr. Wing Tat Li is able to control 100% of the voting power of the Company. As a result, Mr. Wing Tat Li has the ability to control matters requiring shareholder approval, including the election of directors, amendment of organizational documents, and approval of major corporate transactions, such as a change in control, merger, consolidation, or sale of assets. If all 4,000,000 shares offered by the Company are sold, he will own approximately 55.6% of our outstanding common stock, assuming he does not sell any shares and we issue no other shares.

We estimate the costs of this offering at approximately $35,757. Expenses will be paid from available Company funds and offering proceeds. Mr. Wing Tat Li has informally indicated that he intends to provide funds to cover any shortfall in the Company’s offering expenses. However, he has made no binding commitment to do so, and there can be no assurance that such funds will be provided when needed or at all. His stated intention is limited to offering expenses and does not extend to funding the Company’s ongoing operations.

Funds from accepted subscriptions will be deposited directly into the Company’s bank account and will be available for immediate use. No subscription funds will be held in escrow or trust. Once a subscription is accepted, the investor may not withdraw it or request a refund, except as required by applicable law. Funds received with a subscription that we reject will be returned.

We qualify as an emerging growth company under the Jumpstart Our Business Startups Act and may use reduced reporting requirements available to emerging growth companies.

We will notify investors of any extension by filing a post-effective amendment to this registration statement with the SEC, which will be available on the SEC’s Edgar Database.

Securities being offered by the Company

4,000,000 shares of Common Stock, with a fixed price of $0.02 per share offered by us in a direct public offering. Our offering will terminate upon the earliest of (i) such time as all of the common stock has been sold pursuant to the registration statement or (ii) 365 days from the effective date of this prospectus unless extended by our sole director for an additional 90 days. We may, however, at any time and for any reason terminate the offering.

Offering price per share	We will sell the shares at a fixed price of $0.02 per share for the duration of this offering.

Number of shares of common stock outstanding before the offering of common stock	5,000,000 shares of Common Stock are currently issued and outstanding.

Number of shares of common stock outstanding after the offering of common stock	9,000,000 shares of Common Stock will be issued and outstanding upon the sale of all shares offered in this offering.

The minimum number of shares to be sold in this offering	None.

Market for the common shares	There is no public market for our common stock. The price per share is fixed at $0.02 for the duration of the offering.

Use of Proceeds

We intend to use offering proceeds to pay offering expenses and, depending on the amount raised, for production equipment and technology, staffing, advertising and marketing, day-to-day operations, and expenses related to future reporting requirements. Our estimated allocation at different offering levels is set out under “Use of Proceeds.”

Termination of the Offering	This offering will terminate upon the earliest of (i) 365 days after the effective date of this registration statement or (ii) the date on which all 4,000,000 shares offered in this offering have been sold. We may, in our discretion, extend the offering for an additional 90 days. We may also terminate the offering at any time for any reason.

Terms of the Offering	Our sole officer and director, Mr. Wing Tat Li, will sell the 4,000,000 shares of common stock on behalf of the Company on a best-efforts basis upon the effectiveness of this registration statement.

Subscriptions:	All subscriptions once accepted by us are irrevocable.
Registration Costs

We estimate total offering costs of approximately $35,757. Mr. Wing Tat Li has indicated that he may provide funds if the Company cannot pay these costs, but he has made no binding commitment to do so.

Risk Factors:	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

You should rely only upon the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. We are offering to sell common stock and seeking offers to buy common stock only in jurisdictions where offers and sales are permitted.

RISK FACTORS

Please carefully consider the following risk factors, together with all other information contained in this prospectus, before deciding to invest in our common stock.

An investment in our common stock involves a high degree of risk and should be considered highly speculative. If any of the following risks actually occur, our business, financial condition, results of operations, and prospects could be materially and adversely affected. In such event, the value of our common stock could decline, and investors may lose all or a substantial portion of their investment.

We believe the risks described below represent the material risks relating to our business and this offering; however, they are not the only risks we face. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also adversely affect our business and operations.

This offering is suitable only for investors who can bear the economic risk of a complete loss of their investment.

Risks Relating to Our Company and Our Industry

Our limited financial resources and need for additional financing raise substantial doubt about our ability to continue as a going concern.

We are an early-stage company with a limited operating history and limited financial resources. We have identified conditions and events that raise substantial doubt about our ability to continue as a going concern. Our ability to continue operating depends on our ability to generate sufficient revenue and obtain additional financing to meet our operating expenses and other obligations.

This offering is being conducted on a best-efforts basis without a minimum amount required to be raised, and there can be no assurance that we will receive sufficient proceeds to support our operations. Mr. Wing Tat Li has no general commitment to finance the Company’s operations. Additional financing may not be available when needed or on terms acceptable to us. Equity financing could dilute existing stockholders, and debt financing could impose repayment obligations and restrictions on our operations. If we cannot obtain sufficient funding or generate sufficient cash from operations, we may be required to delay planned expenditures, reduce our services, or discontinue operations, and investors could lose their entire investment.

Market acceptance of our visual content services and corporate workshop and seminar services is uncertain.

Our business strategy is based on our expectation that businesses will continue to require customized visual content, digital content production and related marketing support, including photography, short-form video production, video editing, copywriting, visual content creation, content distribution support, and corporate seminar and workshop services. However, market acceptance of our services is uncertain, and demand for such services may not develop as we anticipate.

Potential clients may not consider our services necessary, may prefer to produce visual content internally, may engage lower-cost freelancers or agencies, or may reduce marketing and branding expenditures due to budget constraints, economic uncertainty or changes in business priorities. In particular, SMEs and early-stage businesses may be sensitive to costs and may delay, reduce or cancel projects involving visual content, corporate workshops or other marketing-related services.

Our corporate workshop and seminar services may not generate substantial revenue. Clients may not allocate separate budgets for such services, may prefer internal training resources, or may engage other training providers with greater market recognition. If we are unable to demonstrate the value of our services to potential clients, or if client demand for visual content and corporate workshop and seminar services is weaker than expected, our revenues, financial condition and growth prospects could be materially and adversely affected.

Competition in the visual content, creative services and digital marketing support industries could adversely affect our revenues and profitability.

We operate in a highly competitive and fragmented industry. We compete with a wide range of service providers, including advertising agencies, branding agencies, content production companies, video production studios, social media management firms, public relations agencies, design studios, marketing consultants, freelancers, in-house marketing teams and online content creation platforms.

Some of our competitors may have longer operating histories, greater financial resources, larger creative teams, stronger brand recognition, broader service offerings, more established client relationships, greater technology resources and greater experience serving larger corporate clients. These competitors may be able to offer more comprehensive service packages, lower pricing, faster turnaround times or stronger client references than we can.

Competition in our industry is based on many factors, including service quality, creative capability, pricing, responsiveness, reputation, client relationships, industry experience, ability to meet deadlines, ability to understand client needs and ability to adapt content for different communication channels. If we are unable to compete effectively on these factors, we may lose existing or potential clients, be required to reduce our fees, experience lower profit margins, or fail to grow our business as expected.

In addition, the increasing availability of low-cost design tools, content templates, artificial intelligence-assisted content generation tools and freelance platforms may allow clients to produce marketing materials themselves or engage lower-cost alternatives. These developments may increase pricing pressure and reduce demand for our services. If we fail to differentiate our services through quality, customization, creative execution, client service and practical business understanding, our business, results of operations and financial condition could be materially and adversely affected.

We may depend on independent contractors and third-party service providers

We may, in the future, engage independent contractors and third-party service providers, including photographers, videographers, editors, designers, writers and other production personnel, in connection with our services. We do not currently engage any independent contractors. We may have limited control over their availability, quality, performance and compliance with our requirements. If any such third party is unavailable or fails to perform as expected, we may experience delays in completing client projects, increased costs, client dissatisfaction or reputational harm. Any of these events could adversely affect our business, results of operations and financial condition.

We may be subject to intellectual property claims in connection with the content we create or use.

Our services involve the creation and use of videos, photographs, graphics, music, written materials and other content that may be subject to intellectual property or other proprietary rights. In the course of providing our services, disputes may arise regarding the ownership or permitted use of content created, provided or used in connection with client projects. Any claim of infringement, misappropriation or unauthorized use, whether or not successful, could result in legal expenses, project delays, removal or modification of content, client disputes or reputational harm. Any of these events could adversely affect our business, results of operations and financial condition.

Our use of artificial intelligence-based creative tools may expose us to intellectual property, confidentiality, and operational risks.

We use Lovart, an artificial intelligence-based creative design platform, in connection with visual content creation, image and video generation and editing, and other digital content production activities. Content generated or modified through artificial intelligence-based tools may contain inaccuracies, resemble third-party materials, or otherwise be unsuitable for a client’s intended use. The ownership, protectability, and permitted commercial use of such content may also be uncertain or subject to the terms imposed by the platform provider.

Our use of these tools could result in claims concerning infringement, unauthorized use of content, or failure to meet client requirements. To the extent we submit client materials or confidential information to a third-party platform, the platform’s processing, retention, or use of that information could also expose us to confidentiality or data protection concerns. Reviewing and modifying generated content may require additional time and expense.

We do not control the availability, pricing, functionality, or terms of these platforms. Service interruptions, restrictions on commercial use, changes in platform terms, or increased subscription costs could disrupt our work or require us to obtain alternative tools. Any of these circumstances could increase our costs, delay project delivery, or adversely affect our client relationships and reputation.

Sufficient revenue may not be generated to achieve or sustain profitability.

We are still at an early stage of development and may incur operating losses as we seek to grow our business, develop client relationships and expand our operations. There can be no assurance that we will be able to generate sufficient revenue to cover our operating expenses or achieve profitability.

Our ability to achieve profitability depends on various factors, including our ability to attract clients, price our services effectively, manage project costs, control administrative expenses, retain skilled personnel, maintain client satisfaction and scale our operations efficiently. If our revenue grows more slowly than anticipated, or if our costs increase faster than our revenue, we may not achieve or sustain profitability.

Continued losses could reduce our working capital, limit our ability to expand our business, and require us to seek additional financing. Additional financing may not be available on acceptable terms, or at all. If we are unable to raise additional funds when required, we may need to reduce expenses, delay growth initiatives, limit service expansion or scale back operations, which could materially and adversely affect our business and prospects.

We depend on a small number of customers, and the expiration or loss of our remaining active customer engagement could materially reduce our revenue.

For the period ended August 31, 2026, we generated revenue from three corporate customers: Ecommax International Company Limited, Meta Trader Company Limited, and Step C International Company Limited. Revenue from these customers was approximately $7,500, $3,000, and $3,000, respectively. Ecommax therefore accounted for approximately 55.6% of the revenue generated from these customers during that period.

The engagements with Meta Trader and Step C were project-based corporate seminar and workshop engagements and have been completed. Neither customer has any contractual obligation to purchase additional services. Our remaining active engagement with Ecommax commenced on April 1, 2026 and has an initial term ending on November 30, 2026, unless terminated earlier in accordance with its terms. Ecommax has no contractual obligation to renew or extend the agreement, and any renewal or extension requires mutual written agreement.

If the Ecommax agreement expires without renewal, is terminated early, or produces less revenue than anticipated, our revenue could decline substantially unless we obtain additional engagements. We have a limited operating history and cannot assure investors that we will attract new customers or secure repeat business from existing customers. The loss of an engagement, delayed customer payments, or an inability to replace completed projects could materially adversely affect our cash flows, financial condition, and results of operations.

There can be no assurance that any client will continue to engage us for future projects or that we will be able to replace lost clients on commercially acceptable terms. Clients may terminate or reduce their engagement with us for various reasons, including changes in business strategy, budget limitations, dissatisfaction with our services, internalization of marketing functions, engagement of competing service providers, changes in management or economic downturns.

We depend on Mr. Wing Tat Li for our operations, and his outside business responsibilities may create competing demands and conflicts in the allocation of his time and services.

Our business depends substantially on Mr. Wing Tat Li, our founder, sole officer and director, and only employee. He is responsible for client acquisition, creative direction, project management, service delivery, corporate administration, and oversight of our financial reporting. Our customer relationships and ability to obtain new engagements also depend significantly on his experience, professional contacts, and personal business relationships.

Mr. Wing Tat Li devotes approximately 35 hours per week to the Company and approximately 30 hours per week to his role as Project Director of Ornoir.co. His responsibilities at Ornoir.co may compete with the Company’s requirements for his time and attention. Client deadlines, project demands, and our public company reporting obligations may require additional time that he cannot provide without reducing his other commitments. Potential conflicts may also arise in allocating his services between the Company and Ornoir.co.

We do not have an employment agreement with Mr. Wing Tat Li. If he becomes unable or unwilling to continue providing services, reduces the time he devotes to the Company, or cannot meet competing demands, we may be unable to complete projects, maintain customer relationships, or satisfy our reporting obligations. Our limited resources may prevent us from hiring a suitable replacement or additional personnel promptly. Any loss or reduction of his services could materially adversely affect our business and operations.

We rely on equipment owned by Mr. Wing Tat Li, and the loss of access to that equipment could interrupt our operations.

The Company does not currently own any material production equipment. Equipment used in our digital content production activities, including a computer, camera equipment, basic lighting equipment, and related accessories, is personally owned by Mr. Wing Tat Li and made available to the Company without charge. The Company does not have a lease or other agreement requiring Mr. Wing Tat Li to continue providing this equipment.

If Mr. Wing Tat Li ceases to make the equipment available, or if the equipment is damaged, lost, or becomes unsuitable for our needs, we may be required to purchase or rent replacement equipment. Our limited financial resources may prevent us from obtaining suitable replacements promptly. Any interruption in access to equipment could delay client projects, reduce our ability to accept new engagements, increase our costs, or result in disputes with clients. These events could adversely affect our revenues, client relationships, and results of operations.

Client dissatisfaction, subjective creative expectations or disputes over deliverables may adversely affect the Company.

Visual content, branding, copywriting, social media content and marketing materials are inherently subjective. Clients may disagree with our creative direction, design choices, written content, production quality or interpretation of their brand message. Even if our services are delivered in accordance with agreed specifications, clients may request revisions or claim that the deliverables do not meet their expectations.

Client dissatisfaction could result in delayed payments, fee disputes, requests for refunds, additional unpaid work, termination of engagements, negative reviews or reputational harm. Because reputation and client referrals are important in the creative services industry, any negative feedback or dispute with clients could adversely affect our ability to attract new business.

Changes in third-party digital platforms, algorithms and content policies could reduce the effectiveness of client content.

We assist clients in coordinating the release and adaptation of content across selected digital platforms, but we do not own or control those platforms. Content publication and distribution are subject to the policies, content requirements, account restrictions, algorithms and operating procedures established by third-party platforms.

These platforms may change their rules, algorithms, content policies or technical requirements at any time. Such changes may reduce the effectiveness of client content, require us to revise content strategies, increase the time and cost required to adapt materials, or limit the ability of clients to publish or distribute content.

If such changes adversely affect the distribution or performance of content produced for our clients, client satisfaction and our business relationships could be adversely affected.

We cannot assure that our services will achieve the business or marketing results expected by our clients.

Our services are intended to support clients’ marketing communication, branding, and corporate communication activities. However, we do not guarantee that our services will result in increased sales, improved brand recognition, higher engagement, customer acquisition or other commercial outcomes.

Client results may depend on many factors outside our control, including client products, pricing, customer service, market conditions, competition, advertising budgets, distribution channels, platform algorithms and consumer preferences. If clients believe that our services do not produce the desired results, they may reduce or terminate their engagement with us, which could adversely affect our revenues, client relationships and reputation.

Our handling of confidential client information may expose us to confidentiality and data security risks.

In the course of providing services, we may receive confidential information from clients, including business plans, marketing strategies, product information, campaign materials, internal materials, unreleased content and other non-public information. If such information is improperly used, disclosed, lost or accessed, we may face client disputes, reputational harm or other adverse consequences.

We may use email, cloud storage, digital collaboration platforms and file-sharing tools in connection with our services. Any actual or perceived failure to protect confidential client information could adversely affect our client relationships, reputation, business and results of operations.

Currency exchange rate fluctuations may increase our costs.

The exchange rates between the U.S. dollar and the Hong Kong dollar and other non-U.S. currencies in which we conduct our business may fluctuate. Because substantially all of our operations are conducted in Hong Kong, fluctuations in currency exchange rates may affect our revenues, operating expenses, and financial results when translated into U.S. dollars for reporting purposes.

We do not currently maintain hedging arrangements to protect against foreign currency exchange risks. As a result, significant currency fluctuations could materially adversely affect our financial condition and operating results.

Inflation could pose a risk to our business.

Inflationary pressures may increase the costs associated with operating our business, including personnel costs, fees charged by independent contractors and third-party service providers, production costs, equipment and software expenses, and other costs associated with providing our visual content and related creative services.

Because we operate in a competitive market, we may not be able to fully pass increases in these costs on to our clients through higher service fees without adversely affecting demand for our services. If our operating costs increase and we are unable to increase our pricing accordingly, our profit margins could decline.

In addition, inflation and broader economic pressures may cause existing or potential clients, particularly small and medium-sized businesses, to reduce or delay spending on marketing, visual content, corporate communication and related services. Any significant increase in our operating costs or reduction in client spending could adversely affect our business, results of operations and financial condition.

We have commenced operations in Hong Kong without obtaining Hong Kong corporate or business registration, which may expose us to penalties and require corrective action.

We are a Nevada corporation that conducts operations and maintains office space in Hong Kong. As of the date of this prospectus, we have not registered as a non-Hong Kong company or obtained Hong Kong business registration. We are evaluating the registration requirements applicable to our operations and have not determined whether our activities require either or both registrations.

If registration was required when we established our office or commenced business, our failure to register within the applicable period may constitute noncompliance with Hong Kong law. We may be required to complete overdue registrations, pay outstanding fees or penalties, provide additional information to authorities, and incur legal, accounting, or other professional expenses. Any related inquiry or corrective action could divert management’s attention and affect our ability to conduct business as planned.

Our limited financial and personnel resources may make it difficult to address these requirements promptly. There can be no assurance that corrective action will eliminate liability for prior noncompliance or that additional requirements will not apply. Any resulting costs, proceedings, or disruption could materially adversely affect our business, financial condition, and results of operations.

Amounts owed to our sole officer and director are repayable on demand and could reduce funds available for our operations.

As of August 31, 2026, the Company owed Mr. Wing Tat Li approximately $3,469 for expenses paid on the Company’s behalf. This amount remains outstanding as of the date of this prospectus, is non-interest bearing, and is repayable on demand. There is no current arrangement to convert the amount into a capital contribution.

Although we do not currently intend to use offering proceeds to repay this amount, Mr. Wing Tat Li may request repayment. A repayment demand could reduce the cash available for operating expenses, client projects, or other obligations. If we do not have sufficient available funds, we may need to obtain additional financing or defer other expenditures. Our inability to meet a repayment demand or replace the funds used for repayment could adversely affect our liquidity and operations.

We have no experience as a public company. Our inability to successfully operate as a public company could cause you to lose your entire investment.

We have never operated as a public company. We have no experience in complying with the various rules and regulations, which are required of a public company. As a result, we may not be able to operate successfully as a public company, even if our operations are successful. Compliance with public company obligations may place significant demands on our management, administrative, operational, and financial resources. We plan to comply with all of the various rules and regulations, which are required of a public company. However, if we cannot operate successfully as a public company, your investment may be materially adversely affected. Our inability to operate as a public company could be the basis of your losing your entire investment.

Limitations in our internal controls and the absence of independent oversight increase the risk of errors in our financial reporting.

Our sole officer and director is responsible for managing the Company and overseeing its accounting and financial reporting functions. Because we have limited personnel and financial resources, we do not have sufficient segregation of duties within our accounting functions. We also do not have independent directors, a separate audit committee, an audit committee financial expert, or written documentation of our internal control policies and procedures.

These limitations increase the risk that errors, unauthorized transactions, or misstatements in our financial statements will not be prevented or detected in a timely manner. Our sole officer’s responsibilities for both management and financial oversight also limit the independent review of accounting judgments and related party transactions. Addressing these limitations would require additional personnel, written procedures, and independent oversight, which we may be unable to obtain with our available resources. If our controls do not provide reliable financial reporting, we could be required to correct or restate financial statements, incur additional professional fees, or experience delays in filing reports with the SEC. These events could adversely affect our business, investor confidence, and the value of our common stock.

The JOBS Act will allow the Company to postpone the date by which it must comply with certain laws and regulations intended to protect investors and to reduce the amount of information provided in reports filed with the SEC.

The JOBS Act is intended to reduce the regulatory burden on “emerging growth companies”. The Company meets the definition of an “emerging growth company” and so long as it qualifies as an “emerging growth company,” it will, among other things

• Be exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that its independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting;

• Be exempt from the "say on pay" provisions (requiring a non-binding shareholder vote to approve compensation of certain executive officers) and the "say on golden parachute" provisions (requiring a non-binding shareholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") and certain disclosure requirements of the Dodd-Frank Act relating to compensation of Chief Executive Officers;

• Be permitted to omit the detailed compensation discussion and analysis from proxy statements and reports filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and instead provide a reduced level of disclosure concerning executive compensation; and

• Be exempt from any rules that may be adopted by the Public Company Accounting Oversight Board (the "PCAOB") requiring mandatory audit firm rotation or a supplement to the auditor's report on the financial statements.

Although the Company is still evaluating the JOBS Act, it currently intends to take advantage of all of the reduced regulatory and reporting requirements that will be available to it so long as it qualifies as an “emerging growth company”. The Company has elected not to opt out of the extension of time to comply with new or revised financial accounting standards available under Section 102(b)(1) of the JOBS Act. Among other things, this means that the Company's independent registered public accounting firm will not be required to provide an attestation report on the effectiveness of the Company's internal control over financial reporting so long as it qualifies as an “emerging growth company”, which may increase the risk that weaknesses or deficiencies in the internal control over financial reporting go undetected. Likewise, so long as it qualifies as an “emerging growth company”, the Company may elect not to provide certain information, including certain financial information and certain information regarding compensation of executive officers, which would otherwise have been required to provide in filings with the SEC, which may make it more difficult for investors and securities analysts to evaluate the Company. As a result, investor confidence in the Company and the market price of its common stock may be adversely affected.

We also qualify as a “smaller reporting company.” Generally, a company qualifies for this status if its public float is less than $250 million, or if its annual revenues are less than $100 million and it has no public float or a public float of less than $700 million. If we continue to qualify as a smaller reporting company after we cease to qualify as an emerging growth company, we may continue to use certain reduced disclosure requirements, including simplified executive compensation disclosures and presentation of two years of audited financial statements rather than three. Separately, as a non-accelerated filer, we are exempt from the auditor attestation requirement under Section 404(b) of the Sarbanes-Oxley Act. These reduced requirements may limit the information available to investors when evaluating our financial condition and results of operations.

We are an “emerging growth company” under the JOBS Act of 2012, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market or demand for our common stock and the perceived value of our common stock may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards. As a result, our financial statements may not be comparable to those of companies that comply with public company effective dates.

We will remain an “emerging growth company” for up to five years, although we will lose that status sooner if our revenues exceed $1.235 billion, if we issue more than $1 billion in non-convertible debt in a three-year period, or if the market value of our common stock that is held by non-affiliates exceeds $700 million.

Risks Related to Doing Business in Hong Kong

U.S. investors may have difficulty enforcing judgments against our Company and Officer.

We are a Nevada corporation and our operations are conducted in Hong Kong. Our corporate bank account is maintained with East West Bank in the United States. In addition, our officer and director, Mr. Wing Tat Li is resident of a country other than the United States—he is a resident of Hong Kong, with the majority of his assets located outside of the United States. As a result, it may be difficult for investors to effect service of process within the United States upon him. It may also be difficult to enforce court judgments on the civil liability provisions of the U.S. federal securities laws against our Company, and our sole officer and director, since he is not a resident of the United States. In addition, there is uncertainty as to whether the courts of Hong Kong or other Asian countries would recognize or enforce judgments of U.S. courts.

You may incur additional costs and procedural obstacles in effecting service of legal process, enforcing foreign judgments or bringing actions in Hong Kong against us or our management named in this prospectus based on Hong Kong laws.

Currently, all of our operations are conducted outside the United States, and our operations are conducted in Hong Kong, while our corporate bank account is maintained in the United States. Our officer and director, Mr. Wing Tat Li, is Hong Kong national and a substantial portion of his assets are located in Hong Kong outside the United States. Foreign judgments of United States courts will not be directly enforced in Hong Kong, as there are currently no treaties or other arrangements providing for reciprocal enforcement of foreign judgments between Hong Kong and the United States. You may incur additional costs and procedural obstacles in effecting service of legal process, enforcing foreign judgments or bringing actions in Hong Kong against us or our management named in the prospectus, as judgments entered in the United States can be enforced in Hong Kong only at common law. If you want to enforce a judgment of the United States in Hong Kong, it must be a final judgment conclusive upon the merits of the claim, for a liquidated amount in a civil matter and not in respect of taxes, fines, penalties, or similar charges, the proceedings in which the judgment was obtained were not contrary to natural justice, and the enforcement of the judgment is not contrary to public policy of Hong Kong. Such a judgment must be for a fixed sum and must also come from a “competent” court as determined by the private international law rules applied by the Hong Kong courts.

Changes in the legal, regulatory and political environment in Hong Kong could adversely affect our business and operations.

Our business operations are conducted in Hong Kong and are therefore subject to the laws and regulations applicable in Hong Kong. Changes in the legal, regulatory or political environment in Hong Kong, including changes in laws and regulations affecting businesses, data privacy, employment, taxation, intellectual property, advertising, digital content or other matters relevant to our operations, could increase our compliance costs or otherwise affect the manner in which we conduct our business.

Hong Kong is a Special Administrative Region of the People's Republic of China, or the PRC, and operates under the “one country, two systems” framework. Developments affecting the legal, regulatory or political relationship between Hong Kong and the PRC, or changes in the implementation or interpretation of laws and regulations applicable to Hong Kong, may create uncertainty for businesses operating in Hong Kong.

In addition, changes in international perceptions of Hong Kong, geopolitical developments or measures adopted by governments or regulatory authorities in response to developments involving Hong Kong could affect business confidence, economic conditions, cross-border business activities or access to international markets and services.

We cannot predict the future development, interpretation or implementation of laws, regulations or policies affecting Hong Kong or the extent to which such developments may affect our operations. Any material adverse change in the legal, regulatory, political or economic environment in Hong Kong could adversely affect our business, financial condition and results of operations.

We have not yet obtained Hong Kong corporate or business registration or other Hong Kong licenses, which could expose us to additional costs, delays or other adverse consequences.

As a Nevada corporation conducting operations in Hong Kong, we may be subject to applicable corporate or business registration requirements in Hong Kong. As of the date of this prospectus, we have not obtained any Hong Kong corporate or business registration or other Hong Kong licenses. If we are required to obtain registrations, licenses, or approvals in connection with our operations, our failure to obtain or maintain them could result in additional costs, delays, or other adverse consequences to our business and operations.

We may be subject to risks relating to data privacy and data security requirements in Hong Kong.

In the course of our business, we may collect, use, store or otherwise process personal data and other information relating to our clients, their personnel and other individuals. Our handling of such information is subject to applicable data privacy and data protection requirements in Hong Kong.

Any failure by us or our service providers to comply with applicable data privacy requirements, or any unauthorized access to, loss, misuse or disclosure of personal data, could result in regulatory inquiries, claims, additional compliance costs, reputational harm or disruption to our business operations.

Data privacy and security requirements may continue to evolve, and changes in applicable laws, regulations or regulatory practices could require us to modify our data handling practices or incur additional compliance costs. Any material failure to comply with applicable data privacy or security requirements could adversely affect our business, reputation, financial condition and results of operations.

Risks Relating to the Company’s Securities

We do not intend to pay dividends on our common stock.

We have no intention to declare or pay any cash dividend on our capital stock. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future.

Even if our shares become publicly quoted, your shares may not be “free-trading.”

Investors should understand that their shares of our common stock will not become “free-trading” merely because our Company is a publicly-quoted company.  In order for the shares to become “free-trading,” the shares must be registered, or entitled to an exemption from registration under applicable law.

We may never have a public market for our common stock or may never trade on a recognized exchange. Therefore, you may be unable to liquidate your investment in our stock.

There is no established public trading market for our securities. Our shares are not and have not been listed or quoted on any exchange or quotation system.

We intend to seek quotation of our common stock on the OTCQB Venture Market operated by OTC Markets Group, Inc. Obtaining quotation will depend on satisfying applicable market eligibility requirements and the requirements for initiating quotations under applicable securities laws and FINRA rules. We have no arrangement with a market maker, and there can be no assurance that quotations will be initiated or that a public trading market will develop or be sustained.

There may be future sales of our securities or other dilution of our equity, which may adversely affect the market price of our common stock.

We are generally not restricted from issuing additional common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. The market price of our common stock could decline as a result of sales of common stock or securities that are convertible into or exchangeable for, or that represent the right to receive, common stock after this offering or the perception that such sales could occur.

A large number of shares issued in this offering may be sold in the market following this offering, which may depress the market price of our common stock.

A large number of shares issued in this offering may be sold in the market following this offering, which may depress the market price of our common stock. Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline. If there are more shares of common stock offered for sale than buyers are willing to purchase, then the market price of our common stock may decline to a market price at which buyers are willing to purchase the offered shares of common stock and sellers remain willing to sell the shares. The shares offered hereby will be registered under the Securities Act, subject to the terms and conditions described in this prospectus.

Mr. Wing Tat Li’s substantial ownership and control may limit other shareholders’ ability to influence matters requiring shareholder approval.

Mr. Wing Tat Li, our sole officer and director, owns 5,000,000 shares of our common stock, representing 100% of our outstanding common stock. As a result, he currently has sufficient voting power to determine the outcome of substantially all matters requiring shareholder approval, including the election of directors, amendments to our governing documents and significant corporate transactions. Other shareholders therefore have limited ability to influence the management or direction of the Company through the exercise of their voting rights.

Mr. Wing Tat Li’s percentage ownership may decrease depending on the number of shares sold in this offering and whether he acquires any additional shares. The Company intends to offer 4,000,000 shares of common stock in this offering. If all 4,000,000 shares are sold to persons other than Mr. Wing Tat Li, he does not acquire or dispose of any shares, and no other shares are issued, he will own approximately 55.6% of our outstanding common stock following the offering. Under these assumptions, Mr. Wing Tat Li will retain majority voting control following the offering and will continue to be able to determine the outcome of matters requiring approval by a majority of the outstanding voting shares, including the election of directors.

Currently, our Articles of Incorporation and By-Laws do not specifically detail the rights of shareholders.

Pursuant to Nevada Revised Statutes 78.350, stockholders holding shares of common stock are entitled to notice of and to vote at meeting(s). Pursuant to Nevada Revised Statutes 78.350, unless otherwise provided in the articles of incorporation, or in the certificate of designation establishing the class or series of stock, every stockholder of record of a corporation is entitled at each meeting of stockholders thereof to one vote for each share of stock standing in his or her name on the records of the corporation. If the articles of incorporation, or the certificate of designation establishing the class or series of stock provides for more or less than one vote per share for any class or series of shares on any matter, every reference in this chapter to a majority or other proportion of stock shall be deemed to refer to a majority or other proportion of the voting power of all of the shares or those classes or series of shares, as may be required by the articles of incorporation, or in the certificate of designation establishing the class or series of stock or the provisions of this chapter. As our Articles of Incorporation and By-Laws do not detail voting rights of our shareholders holding shares of common stock, pursuant to Nevada Law, each share has voting rights of 1 vote per share of common stock with the voting rights designated above. Any shareholder rights not specified within our Articles of Incorporation and or By-Laws will automatically default to the provisions set forth by Nevada Laws as it relates to corporations.

Risks Relating to this Offering

Investors generally cannot withdraw their subscriptions or obtain a refund after the Company accepts their subscriptions.

Funds from accepted subscriptions will be deposited directly into the Company’s bank account and will be available for immediate use. No subscription funds will be held in escrow or trust. Once the Company accepts a subscription, the investor may not withdraw it or obtain a refund, except as required by applicable law. Investors will not be entitled to a refund merely because the offering raises insufficient proceeds to implement our business plans. Funds received with subscriptions that the Company rejects will be returned promptly without interest or deduction.

Management has broad discretion over the use of offering proceeds, and a limited offering may provide no proceeds for ordinary operations or expansion.

Management will have broad discretion in applying the proceeds of this offering and may reallocate funds among the categories described under “Use of Proceeds” as business conditions and operational requirements change. Investors will depend on management’s judgment regarding the use of proceeds and may disagree with the expenditures management makes. Our use of proceeds may not result in increased revenue or improved operating results.

A substantial portion of the proceeds may be used to pay offering expenses. If we sell 25% of the shares offered, all $20,000 of gross proceeds are expected to be applied to offering expenses, leaving approximately $15,757 of estimated offering expenses to be funded from other sources. If we sell 50% of the shares offered, the anticipated allocation provides funds for offering expenses and a portion of ongoing reporting expenses, but no offering proceeds for production equipment, staffing, advertising and marketing, or ordinary day-to-day operations.

Because there is no minimum offering amount and accepted subscription funds will be available for immediate use, proceeds may be spent before we determine whether sufficient additional funds will be raised. Investors will not be entitled to a refund merely because the offering raises insufficient funds to implement our plans. If other funding or operating cash flow is insufficient, we may be unable to meet our obligations or pursue our planned business activities.

Risk of losing investment.

If our securities are not eligible for initial quotation, or if quoted, are not eligible for continued quotation on the OTCQB operated by the OTC Markets Group, Inc., or a public trading market does not develop, purchasers of the shares of common stock may have difficulty selling or be unable to sell their securities, rendering their shares effectively worthless and resulting in a partial or complete loss of their investment.

Our Chief Executive Officer and sole Director Mr. Wing Tat Li does not have any prior experience conducting a best effort offering, and our best-efforts offering does not require a minimum amount to be raised. As a result, we may not be able to raise enough funds to commence and sustain our business and our investors may lose their entire investment.

Mr. Wing Tat Li does not have any experience conducting a best-efforts offering. Consequently, we may not be able to raise sufficient funds to continue and expand our business operations as planned. Also, the best-efforts offering does not require a minimum amount to be raised. If we are not able to raise sufficient funds, we may not be able to fund our operations as planned, and our business will suffer and your investment may be materially adversely affected. Mr. Wing Tat Li has informally indicated that he intends to provide funds to cover any shortfall in the Company’s offering expenses. However, he has made no binding commitment to do so, and there can be no assurance that such funds will be provided when needed or at all. His stated intention is limited to offering expenses and does not extend to funding the Company’s ongoing operations. Our inability to successfully conduct a best-efforts offering could be the basis of your losing your entire investment in us.

We are selling the shares of this offering without an underwriter and may be unable to sell any shares.

This offering is self-underwritten, which means that we are not going to engage the services of an underwriter to sell the shares. We intend to sell our shares through our Chief Executive Officer Mr. Wing Tat Li, who will receive no commission. There is no guarantee that he will be able to sell any of the shares. Unless he is successful in selling all of the shares of our Company’s offering, we may have to seek alternative financing to implement our business plan. Mr. Wing Tat Li has informally indicated that he intends to provide funds to cover any shortfall in the Company’s offering expenses. However, he has made no binding commitment to do so, and there can be no assurance that such funds will be provided when needed or at all. His stated intention is limited to offering expenses and does not extend to funding the Company’s ongoing operations.

If our common stock becomes listed and a market for the stock develops, the actual price of our shares will be determined by prevailing market prices at the time of the sale.

We cannot assure you that there will be a market in the future for our common stock. The trading of securities on the OTCQB is often sporadic and investors may have difficulty buying and selling our shares or obtaining market quotations for them, which may have a negative effect on the market price of our common stock. You may not be able to sell your shares at their purchase price or at any price at all. Accordingly, you may have difficulty reselling any shares you purchase in this offering.

In the event that our shares are traded, they may trade under $5.00 per share and thus will be a penny stock. Trading in penny stocks has many restrictions and these restrictions could severely affect the price and liquidity of our shares.

In the event that our shares are traded, and our stock trades below $5.00 per share, our stock would be known as a “penny stock”, which is subject to various regulations involving disclosures to be given to you prior to the purchase of any penny stock. The U.S. Securities and Exchange Commission (the “SEC”) has adopted regulations which generally define a “penny stock” to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Depending on market fluctuations, our common stock could be considered to be a “penny stock”. A penny stock is subject to rules that impose additional sales practice requirements on broker/dealers who sell these securities to persons other than established Customers and accredited investors. For transactions covered by these rules, the broker/dealer must make a special suitability determination for the purchase of these securities. In addition, he must receive the purchaser’s written consent to the transaction prior to the purchase. He must also provide certain written disclosures to the purchaser. Consequently, the “penny stock” rules may restrict the ability of broker/dealers to sell our securities, and may negatively affect the ability of holders of shares of our common stock to resell them. These disclosures require you to acknowledge that you understand the risks associated with buying penny stocks and that you can absorb the loss of your entire investment. Penny stocks are low priced securities that do not have a very high trading volume. Consequently, the price of the stock is often volatile and you may not be able to buy or sell the stock when you want to.

Investing in our company is highly speculative and could result in the entire loss of your investment.

Purchasing the offered shares is highly speculative and involves significant risk. The offered shares should not be purchased by any person who cannot afford to lose their entire investment. Our business objectives are also speculative, and it is possible that we would be unable to accomplish them. Our shareholders may be unable to realize a substantial or any return on their purchase of the offered shares and may lose their entire investment. For this reason, each prospective purchaser of the offered shares should read this prospectus and all of its exhibits carefully and consult with their attorney, business and/or investment advisor.

We will continue to incur costs and demands upon management as a result of complying with the laws and regulations affecting public companies.

We will continue to incur significant legal, accounting and other expenses as a result of being a public company. We will also continue to incur costs associated with corporate governance requirements, including requirements under the Sarbanes-Oxley Act, as well as new rules implemented by the SEC and the OTC Markets Group. Our executive officer will need to continue to devote substantial time to these rules and regulations. These rules and regulations are expected to result in higher than average legal and financial compliance costs than if we were a private company and they are expected to make some other activities more time-consuming and costly. These rules and regulations may also make it difficult and expensive for us to obtain directors' and officers' liability insurance. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers of the Company, which may adversely affect investor confidence and could cause our business or stock price to suffer.

Because we have 180,000,000 authorized shares of common stock, management could issue additional shares, diluting the current shareholders’ equity.

We are authorized to issue an aggregate of 180,000,000 shares of common stock, par value $0.0001 per share, of which only 5,000,000 are currently issued and outstanding. Our management could, without the consent of the existing shareholders, issue substantially more shares, causing a large dilution in the equity position of our current shareholders. Additionally, large share issuances would generally have a negative impact on our share price. It is possible that, due to additional share issuance, you could lose a substantial amount, or all, of your investment.

Because there is no public trading market for our common stock, you may not be able to resell your stock.

Following this offering, we intend to seek quotation of our common stock on the OTCQB Venture Market. If we do not satisfy its eligibility requirements, we may seek quotation on another market operated by OTC Markets Group, Inc. There is no assurance that we will obtain quotation on any market, and we cannot predict how long the process may take. Even if quotations begin, trading may be limited or sporadic, and investors may be unable to sell their shares at their purchase price or at any price.

MANAGEMENT’S DISCUSSION AND ANALYSIS

The Company was incorporated on September 16, 2025. Our cash and cash equivalents are $23,902 and our cash balance is not sufficient to fund our limited levels of operations for any period of time. In order to continue our current business plan and increase our current level of operations for the next twelve-month period, we require further funding.

Results of operations from September 16, 2025 (Date of Inception) to August 31, 2026

Revenues

From September 16, 2025 (Date of Inception) to August 31, 2026, the Company generated revenue in the amount of $13,500. The revenue was generated as a result of the Company providing visual content production and corporate workshop services to the customers.

General and Administrative Expenses

From September 16, 2025 (Date of Inception) to August 31, 2026, the Company had general and administrative expenses in the amount of $14,276. These were primarily comprised of company incorporation fees, audit fees, rental expense and other professional fees.

Net Loss

Our net loss from September 16, 2025 (Date of Inception) to August 31, 2026 was $776.

Liquidity and Capital Resources

Cash Provided by Operating Activities

Net cash provided by operating activities was $13,902 from September 16, 2025 (Date of Inception) to August 31, 2026. The cash provided by operating activities was attributable to net loss and increase in prepayment contra by increase in accrued liability and other payable, increase in amount due to a director and increase in contract liabilities.

Cash Provided by Investing Activity

For the period ended September 16, 2025 (Date of Inception) to August 31, 2026, the Company has no investing activity.

Cash Provided by Financing Activity

On September 16, 2025, our sole officer and director, Wing Tat Li, purchased 5,000,000 shares of restricted common stock at a purchase price of $0.002 per share. The $10,000 in proceeds went directly to the Company to be used for working capital.

In regards to all of the above transactions we claim an exemption from registration afforded by Regulation S of the Securities Act of 1933, as amended ("Regulation S") for the above sale of the stock since the sale of the stock were made to non-U.S. person (as defined under Rule 902 section (k)(2)(i) of Regulation S), pursuant to offshore transactions, and no directed selling efforts were made in the United States by the issuer, a distributor, any of their respective affiliates, or any person acting on behalf of any of the foregoing.

For the period ended September 16, 2025 (Date of Inception) to August 31, 2026, we generated a total of $10,000 from the sale of our common stock.

Off-Balance Sheet Arrangements

The Company has no off-balance sheet arrangements.

INDUSTRY OVERVIEW

This section includes market and industry data that we have developed from publicly available information, various industry publications and other published industry sources and our internal data and estimates. Although we believe the publications and reports are reliable, we have not independently verified the data. Our internal data, estimates and forecasts are based upon information obtained from trade and business organizations and other contacts in the market in which we operate and our management’s understanding of industry conditions.

The publicly available pages and publications cited in this section can be accessed through the links in the references below. Some publishers may charge for access to their complete reports.

Growth of Digital Content Creation

The Company provides digital content production and related marketing support services, as well as corporate workshops and seminars. The industry has grown as businesses increasingly rely on digital channels to communicate with customers, promote their products and services and strengthen their brand presence.

The growing use of websites, social media platforms, video platforms and other digital channels has increased the need for digital content in various formats, including videos, graphics, written content and other visual materials. Businesses may also require content to be adapted for different platforms, audiences and communication purposes.

Source: Grand View Research1

According to Grand View Research, the global digital content creation market was valued at approximately US$32.3 billion in 2024 and is projected to reach approximately US$69.8 billion by 2030, representing a compound annual growth rate, or CAGR, of approximately 13.9% from 2025 to 20301. As illustrated above, the projected growth reflects continued expansion of the digital content creation market across major geographic regions.

The Company believes this trend is relevant to its visual content services, including content planning, visual production, graphic design, copywriting and multimedia content creation. However, the digital content creation market includes products and services beyond those currently provided by the Company.

Content Marketing and Social Media

Content marketing has become an important component of corporate marketing and communication strategies as businesses increasingly seek to communicate with customers through useful, engaging and brand-consistent content.

Content marketing may include product descriptions, campaign messages, videos, social media posts, corporate storytelling, infographics and other materials used to support customer engagement and brand communication. The Company's content strategy, copywriting, visual production and creative design services are intended to assist clients in planning, developing and adapting such content for corporate, promotional and digital use.

Social media platforms have also become important channels through which businesses communicate with customers and present their products and services. Different platforms may require different video durations, image dimensions, file formats, captions and other content characteristics.

As a result, a single campaign may require multiple versions of the same underlying content. For example, a promotional video may require shorter versions for social media use, supporting graphics, captions, subtitles and alternative dimensions for different platforms.

The Company assists clients with creating and adapting content for social media and provides content distribution support. The Company does not currently sell advertising inventory or operate a proprietary advertising technology platform.

Importance of Video and Visual Communication

Video and visual content are commonly used for product introductions, corporate profiles, customer education, promotional campaigns, social media communication and event-related marketing.

According to PwC Hong Kong, internet advertising revenue in Hong Kong was approximately US$1.8 billion in 2024 and is projected to reach approximately US$2.6 billion by 20292. PwC Hong Kong also identified video advertising as the fastest-growing category within Hong Kong's internet advertising market during this period.

The continued expansion of video-based communication channels may support demand for related services, including video planning, filming, editing, post-production, motion graphics and adaptation of video content for different platforms.

The Company’s current digital content production services include photography, short form video production, video editing, copywriting and visual content creation. It also provides related content distribution support.

Hong Kong Market and Demand from SMEs

The Company conducts its operations primarily in Hong Kong, where businesses operate in a highly connected digital environment.

According to the Hong Kong Census and Statistics Department, approximately 99.3% of Hong Kong companies used the internet in 2025, while approximately 57.2% maintained a web presence, compared with 48.4% in 20233.

Small and medium enterprises, or SMEs, represent a significant part of the Company's target customer base. According to the Hong Kong Commerce and Economic Development Bureau, Hong Kong has more than 360,000 SMEs, representing more than 98% of enterprises and approximately 45% of private-sector employment4.

Many SMEs may not maintain dedicated internal teams for graphic design, video production, copywriting and social media content planning. Such businesses may therefore engage external service providers for project-based or recurring content requirements.

The Company also targets cross-border businesses that may require content to be adapted for different markets, languages, platforms and customer groups. Corporate profiles, product information, promotional materials and other content prepared for one market may require changes to language, wording, visual presentation, format or tone before being used in another market.

Hong Kong's use of both English and Chinese and its commercial connections with Mainland China and international markets provide an operating environment for businesses providing such content creation and adaptation services.

Corporate Workshops and Seminars

As businesses increasingly rely on digital and visual content across websites, social media platforms and other communication channels, employees involved in marketing, communications and business development may be required to plan, review, approve and coordinate such content even if they are not professional designers or content producers.

Corporate workshops and seminars may provide businesses with practical training in areas such as content strategy, corporate storytelling, social media content planning, video marketing and visual communication. Such training may assist employees in understanding how content can be planned, developed and adapted for different business objectives, communication channels and target audiences.

The Company provides customized corporate workshops and seminars in these areas based on the business and communication requirements of its clients. Through these services, the Company applies its experience in content planning, visual communication and digital content production in a training and knowledge-sharing format.

References

1. https://www.grandviewresearch.com/industry-analysis/digital-content-creation-market-report

2. https://www.pwchk.com/en/press-room/press-releases/pr-130825.html

3. https://www.censtatd.gov.hk/en/wbr.html?ecode=B11100052023BE23

4. https://www.cedb.gov.hk/en/business-environment/sme-support.html

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risk and uncertainties. We use words such as “anticipate”, “believe”, “plan”, “expect”, “future”, “intend”, and similar expressions to identify such forward-looking statements. Investors should be aware that all forward-looking statements contained within this filing are good faith estimates of management as of the date of this filing. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us as described in the “Risk Factors” section and elsewhere in this prospectus.

DESCRIPTION OF BUSINESS

Corporate History

ELT Design Holdings Limited (“we”, “us”, “our”, or the “Company”), was incorporated on September 16, 2025 in the State of Nevada.

On September 16, 2025, we sold 5,000,000 shares of restricted common stock to Mr. Wing Tat Li, at a price of $0.002 per share. The total subscription amount paid by Mr. Wing Tat Li was $10,000.

On September 16, 2025, Wing Tat Li was appointed Chief Executive Officer, Chief Financial Officer, President, Treasurer, Secretary, and sole Director of the Company.

The foregoing issuances were conducted pursuant to Regulation S under the Securities Act of 1933, as amended (“Regulation S”). The sale of the shares was made only to non-U.S. persons, as defined under Rule 902(k)(2)(i) of Regulation S, in offshore transactions, and no directed selling efforts were made in the United States by the Company, any distributor, any of their respective affiliates, or any person acting on behalf of any of the foregoing.

Business Information

Current Business Operations

ELT Design Holdings Limited (the “Company”) is an early-stage corporation incorporated in the State of Nevada that conducts its business operations primarily in Hong Kong. The Company operates as a visual content solutions provider, offering digital content production and related marketing support services, including photography, short-form video production, video editing, copywriting, visual content creation and content distribution support, as well as corporate workshop and seminar services to brands, small- and medium-sized enterprises (“SMEs”) and cross-border businesses seeking to develop their market presence, improve their communication materials and present their business value through customized visual and written content.

The Company’s business focuses on assisting clients in planning, developing and managing marketing content for digital, corporate and promotional use. Its services are designed to help clients present their products, services, brand message and business information in a clearer and more engaging manner across online and offline communication channels.

The Company has generated revenue from three corporate customers: Ecommax International Company Limited, Meta Trader Company Limited and Step C International Company Limited. For the period ended August 31, 2026, revenue generated from Ecommax International Company Limited, Meta Trader Company Limited and Step C International Company Limited was approximately $7,500, $3,000, and $3,000, respectively. Ecommax International Company Limited therefore represented the largest portion of the Company’s revenue for that period. The arrangement with Ecommax International Company Limited is currently active. The written service agreement commenced on April 1, 2026 and has an initial term of eight months, ending on November 30, 2026, unless terminated earlier in accordance with its terms. The services are provided on a recurring basis during the agreed service period. Ecommax International Company Limited has no contractual obligation to purchase services beyond the scope and term of the existing agreement, and any renewal or extension would be subject to mutual written agreement between the parties. The engagements with Meta Trader Company Limited and Step C International Company Limited were project-based corporate seminar and workshop engagements. The agreed services have been completed, and neither customer has any contractual obligation to continue purchasing services from the Company. Any future services provided to Meta Trader Company Limited or Step C International Company Limited would be subject to separate arrangements agreed between the parties.

Visual Content Services

The Company’s visual content services are designed to support clients’ branding, marketing campaigns, customer engagement and corporate communication initiatives. These services cover the planning, creation and adaptation of visual and written marketing materials based on each client’s business objectives, target audience, brand direction and intended use.

The Company currently provides digital content production and related marketing support services, including photography, short-form video production, video editing, copywriting, visual content creation and content distribution support.

The Company’s visual content services are organized into the following service categories:

Content Strategy and Planning Services. The Company assists clients in defining their communication objectives, target audience, key messages and content direction. These services generally include concept development, content strategy planning, scriptwriting, storyboarding and content calendar planning.

Visual Production Services. The Company creates video and multimedia content for corporate, promotional and digital marketing purposes. These services generally include filming, editing and post-production, and cover formats such as corporate profile videos, product and service introduction videos, short-form social media videos, promotional videos and motion graphics.

Graphic and Creative Design Services. The Company develops visual materials used in digital marketing and corporate communication. These services generally include social media creatives, campaign visuals, infographics and other graphic assets tailored for use across various digital platforms and promotional channels.

Content Copywriting Services. The Company prepares written content that supports clients’ visual materials, digital marketing campaigns and corporate communications. These services generally include the preparation of video scripts, social media captions, campaign messages, promotional copy, product and service descriptions, corporate profile content and other written materials used for marketing and communication purposes.

Social Media Content Management Services. The Company provides social media content management services to assist clients in maintaining a consistent content presence across selected digital platforms. These services generally include content planning, preparation of posting schedules, coordination of social media content publication, review of audience engagement, basic community response support and preparation of periodic content performance summaries. The Company’s social media content management services are focused on managing and organizing content activities and do not involve acting as a full-scale advertising agency, public relations agency or customer service provider.

Content Deployment and Adaptation Services. The Company assists clients in coordinating the release and distribution of content across selected digital platforms. These services generally include content scheduling, coordination of content deployment and adaptation of content for different platforms and audience segments.

The Company does not own or control the third-party digital platforms used in connection with the deployment or publication of client content. Accordingly, content publication and distribution are subject to the policies, content requirements, account restrictions, algorithms and operating procedures established by such platforms.

The Company does not currently engage any independent contractors, including photographers, videographers, editors, designers, or writers. The Company may engage independent contractors in the future on an as-needed basis depending on project requirements.

The Company does not currently own any material production equipment or proprietary technology. Equipment currently used for the Company’s digital content production activities is personally owned by Mr. Wing Tat Li and made available for the Company’s use as needed. Mr. Wing Tat Li voluntarily makes such equipment available to the Company without charge, and there is no payment, lease, reimbursement, or other arrangement between Mr. Wing Tat Li and the Company in connection with such equipment. Such equipment generally includes a computer, camera equipment, basic lighting equipment, and other accessories used for photography and video production. The Company maintains its own subscription to Lovart, an AI-based creative design platform used for visual content creation, image and video generation and editing, and other digital content production activities. The Company may acquire its own production equipment and additional software and technology resources as its business and operations expand.

Corporate Workshop and Seminar Services

In addition to its visual content and digital marketing services, the Company provides corporate workshop and seminar services to clients seeking to improve the practical content marketing and digital communication capabilities of their internal teams. These services are designed to help clients better understand content planning, visual communication, social media content development and the effective use of digital marketing materials in their business operations.

The Company’s workshops and seminars focus on practical and business-oriented topics, including content strategy, corporate storytelling, social media content planning, video marketing, visual communication and campaign content development. The scope and format of each workshop or seminar are customized based on the client’s business objectives, industry, participants’ experience level and internal marketing needs.

These services are generally provided as standalone engagements or as part of a broader client relationship. For example, a client may engage the Company to provide visual content and digital marketing services and, separately or subsequently, request a workshop to assist its internal personnel in understanding how to plan, review or use marketing content more effectively.

Corporate workshop and seminar services represent a supplementary revenue stream for the Company and are not the Company’s principal business activity. Fees for such services are generally determined based on the topic, duration, number of participants, preparation work required, delivery format and whether the engagement is conducted on-site, virtually or in connection with a broader service arrangement.

The Company’s current customer engagement includes a recurring written service arrangement with Ecommax International Company Limited for digital content production and related creative services. The written service agreement commenced on April 1, 2026 and has an initial term of eight months, ending on November 30, 2026, unless terminated earlier in accordance with its terms. The services are provided on a recurring basis during the agreed service period. Ecommax International Company Limited has no contractual obligation to purchase services beyond the scope and term of the existing agreement, and any renewal or extension would be subject to mutual written agreement between the parties. The engagements with Meta Trader Company Limited and Step C International Company Limited were project-based corporate seminar and workshop engagements. The agreed services have been completed, and neither customer has any contractual obligation to continue purchasing services from the Company. Any future services provided to Meta Trader Company Limited or Step C International Company Limited would be subject to separate arrangements agreed between the parties.

Service Delivery Process

The Company’s service delivery process generally begins with an initial consultation with the client to understand the client’s business, target customers, marketing objectives, preferred content direction, proposed budget and intended use of the marketing materials.

Following the initial consultation, the Company conducts further meetings and discussions with the client to confirm the scope of work, deliverables, service period, project timeline and fee arrangement. Upon mutual agreement on these terms, the Company proceeds with content planning, creative development, production and delivery of the agreed marketing materials. For visual content and digital marketing engagements, the Company prepares the relevant content concepts, written materials, visual materials, videos or other marketing assets based on the agreed scope of work. Draft materials are submitted to the client for review and revision before final delivery.

Where requested by clients, the Company assists in coordinating the scheduling, release or adaptation of content across selected digital platforms. For recurring service arrangements, the Company may also review available performance data and provide recommendations for future content planning and optimization. The Company documents its client arrangements through written service agreements and related service documentation, which set out the services provided, deliverables, service period, payment terms and responsibilities of the parties.

Marketing Strategy

To enhance brand visibility and attract new clients, the Company is developing a company website that is expected to serve as a platform for showcasing its visual content production and related creative services, as well as its corporate workshop and seminar services. The website remains under development, and can be viewed at https://www.eltdesignholdingslimited.com/.

We currently rely on referrals, word-of-mouth recommendations, existing business relationships and direct business contacts to attract new clients. We seek to maintain client satisfaction through responsive communication, customized services and timely delivery of agreed work, which may contribute to repeat engagements and referrals.

The Company also utilizes direct business contacts as part of its marketing efforts. In particular, our Director, Mr. Wing Tat Li, utilizes his personal networks, existing business relationships and professional connections to identify and communicate with prospective clients. Through these direct contacts, we are able to introduce our services, understand the specific visual content, creative and corporate communication needs of prospective clients, and identify potential business opportunities.

The Company does not currently have any formal business development or marketing arrangements with third parties. All customer acquisition activities are currently conducted directly by Mr. Wing Tat Li.

Our customer acquisition activities are currently conducted by Mr. Wing Tat Li through his personal networks, existing business relationships and professional connections. Once launched, our website is expected to provide an additional channel for presenting our services and receiving inquiries from prospective clients.

Mr. Wing Tat Li also continues to serve as Project Director of Ornoir.co, a role he has held since 2017. Mr. Wing Tat Li does not have any ownership interest in Ornoir.co and does not have any ownership or control over that business. Mr. Wing Tat Li currently devotes approximately 30 hours per week to his role at Ornoir.co.

Future Plans

Over the next 12 months, we plan to focus on the continued development of our visual content production and related creative services and the expansion of our client base. As an early-stage company, our primary objective is to establish a broader base of corporate clients while strengthening our ability to undertake and deliver client projects.

We plan to increase our marketing and business development activities through our corporate website, referrals, existing business relationships and direct business contacts. We believe these channels will allow us to increase awareness of our services and establish relationships with additional prospective corporate clients. We also plan to maintain relationships with existing clients and pursue opportunities for repeat engagements as their content and communication needs arise.

As the number and scope of our client engagements increase, we plan to strengthen our production capabilities by investing in additional equipment, technology and software used in visual content production and creative work. We also expect to increase our production resources by hiring additional personnel or engaging creative professionals based on our project and operational requirements. These additional resources are intended to enable us to handle a greater number and variety of client projects.

We also plan to continue developing our service offerings based on client demand. In addition to our visual content production and related creative services, we plan to continue providing corporate workshop and seminar services and evaluate opportunities to provide additional services that are related to our existing creative and content capabilities.

Our ability to implement these plans will depend on a number of factors, including client demand, the growth of our business, our available financial resources and the amount of proceeds raised from this offering.

Government Regulations

ELT Design Holdings Limited conducts its business operations in Hong Kong and is subject to applicable Hong Kong laws and regulations governing its business activities, including the provision of visual content production and related creative services and corporate workshop and seminar services. To the best of our knowledge, we are not currently required to obtain any material licenses or permits specifically for our current business activities. The Company does not currently require any industry-specific business licenses, permits, or regulatory approvals for its existing digital content production, marketing support, and seminar/workshop operations in Hong Kong. As a Nevada corporation conducting business in Hong Kong, the Company may be subject to applicable Hong Kong corporate and business registration requirements for a non-Hong Kong company. The Company has not yet obtained any Hong Kong corporate or business registration or other Hong Kong licenses.

In connection with our visual content production and creative services, we may create, use or receive videos, photographs, graphics, written materials and other creative content. Such activities are subject to applicable intellectual property laws in Hong Kong, including laws relating to copyright and the use of third-party intellectual property. We are responsible for ensuring that content created or used in connection with our services complies with applicable intellectual property requirements.

In the ordinary course of our business, including through our website and communications with clients and prospective clients, we may collect, use or process personal information. Our handling of personal data is subject to the Personal Data (Privacy) Ordinance of Hong Kong, which regulates the collection, use and protection of personal data.

While we believe Hong Kong's legal system is renowned for its stability and adherence to the common law principles, the ongoing political uncertainties in both China and Hong Kong could potentially pose challenges to this established legal framework. The "one country, two systems" principle, which delineates a high degree of autonomy for Hong Kong, has faced increasing scrutiny and challenges in recent years. The political landscape and evolving relations between the Chinese central government and Hong Kong authorities have led to concerns about potential impacts on the legal system. Political uncertainties, particularly those arising from changes in the interpretation and application of the Basic Law by the National People's Congress Standing Committee in Beijing, have created an environment where the autonomy and independence of Hong Kong's legal system may be subject to reassessment. The imposition of national security laws in Hong Kong and other legislative changes has raised questions about the potential influence of mainland China on Hong Kong's legal processes. While the legal system in Hong Kong remains distinct, the broader political context has raised concerns about potential implications for judicial independence, the rule of law, and the enforceability of civil liabilities. The perceived erosion of autonomy in Hong Kong could impact the overall business environment, introducing uncertainties for companies operating in the region.

Due to our limited operating history and deployable resources to comply with these regulations, coupled with political uncertainty, pose uncertainty in regards to the company's ability to conduct its business, accept foreign investment, or list on a U.S. or foreign exchange, and could result in a material change in our operations and/or the value of the securities we are registering for sale or could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

Customer payments are processed through direct transfers to the Company’s designated bank account. The Company maintains its bank account with East West Bank in the United States. As of August 31, 2026, all of the Company’s cash was held in its East West Bank account in the United States.

We have no current intention to distribute dividends. Amounts owed to third parties will be settled directly through our company's bank account, and the Company currently owes Mr. Wing Tat Li approximately $3,469 for expenses paid by him on behalf of the Company. This amount is non-interest bearing and repayable on demand, and there is currently no arrangement or intention for the outstanding amount to be contributed to the Company as capital.

To date, our company has not engaged in any transfers, dividends, or distributions either among the company, to investors, or to any subsidiary (at this time we have no subsidiaries). Mr. Wing Tat Li contributed $10,000 to the Company as share subscription proceeds in connection with the issuance of 5,000,000 shares of Common Stock. In addition, Mr. Wing Tat Li has paid approximately $3,469 of expenses on behalf of the Company, which remains outstanding as of the date of this prospectus.

Currently, there is no limitation on the use of our funds, however, it is crucial to highlight that due to political uncertainty, there might be limitations imposed, by the PRC, in the future. The regulatory environment and government policies in Hong Kong may evolve and we recognize the potential for future changes that could impact the ability to freely transfer funds. As a result, we may unable to fund our operations, and in such an event we may not be able to use funds for any other uses outside of Hong Kong.

As of August 31, 2026, all of the Company’s cash was held in its East West Bank account in the United States. The Company currently has no subsidiaries and has no current intention to distribute dividends.

The Company has not registered as a non-Hong Kong company or obtained Hong Kong business registration. The Company is evaluating the registration requirements applicable to its office and business activities in Hong Kong, including whether registration should have been completed previously. Until that evaluation is completed, the Company cannot confirm its compliance with applicable Hong Kong corporate and business registration requirements. If registration is required, the Company will need to complete the applicable registrations and address any outstanding fees, penalties, or other consequences of delayed registration.

Employees

As of the date of this prospectus, ELT Design Holdings Limited has one employee, Mr. Wing Tat Li, who serves as our Chief Executive Officer and sole Director. Currently, Mr. Wing Tat Li devotes approximately 35 hours per week to the business and affairs of the Company but is prepared to increase his time commitment if necessary.

The Company does not currently provide pension, health, annuity, insurance, stock options, profit-sharing, or similar benefit plans, although it may consider adopting such plans in the future. At present, no personal benefits are provided to the employee, officer, or director.

Mr. Wing Tat Li has not received any salary, compensation, reimbursement, benefits, or other remuneration from the Company to date.

Pricing

The Company generally determines the pricing of its services based on the nature and scope of each client engagement. As our services are customized according to the specific requirements of each client, pricing may vary depending on factors such as the type and complexity of services required, the expected amount of work, project duration, production requirements, number and type of deliverables, and other resources required to complete the engagement.

For our visual content production and related creative services, fees are generally agreed with clients before the commencement of the engagement and may be charged on a project basis or for services provided over an agreed service period. In determining the service fee, we take into consideration the scope of the requested content, production and creative requirements, expected workload, project timeline and resources required to provide the services.

For our corporate workshop and seminar services, pricing is generally determined based on the scope and duration of the program, the content to be provided and the specific requirements of the client. The applicable service fee is agreed with the client prior to the commencement of the workshop or seminar.

Our pricing is determined on a case-by-case basis and may therefore vary among clients and engagements. We seek to establish pricing that reflects the scope and requirements of each engagement while remaining commercially competitive.

Competitive Advantages

The visual content production and creative services industry is highly competitive and fragmented, with numerous service providers ranging from established creative and marketing agencies to smaller production companies, freelancers and in-house creative teams. To compete in this environment, the Company focuses on providing customized services, maintaining direct client communication and offering a range of related creative services based on the requirements of individual client engagements.

We provide visual content production and related creative services based on the specific requirements of each client. Rather than relying on standardized service packages, we communicate directly with clients to understand their business objectives, content requirements and communication needs. This allows us to tailor the scope, creative approach and deliverables of each engagement according to the particular needs of the client.

Our Chief Executive Officer and sole Director, Mr. Wing Tat Li, is directly involved in client communications, creative direction and project management. His direct involvement allows the Company to maintain close communication with clients throughout an engagement and provides management with a direct understanding of client requirements and project expectations.

We also emphasize responsive and personalized client service throughout each engagement. Through ongoing communication with clients, we are able to receive feedback, address requested revisions and respond to changes in client requirements during the course of a project. This approach allows us to adjust our services and deliverables based on the specific circumstances and requirements of each engagement.

In addition, our services cover multiple related areas of visual content and creative support, including content planning and creative development, short-form video and visual content production, graphic and creative content, copywriting and related content support. We also provide corporate workshop and seminar services based on the specific requirements of our clients. The availability of these different services enables us to address different creative, content and communication needs of our clients.

USE OF PROCEEDS

Our offering is being conducted on a self-underwritten, best-efforts basis. No minimum number of shares must be sold in order for the offering to proceed. The offering price is fixed at $0.02 per share for the duration of the offering.

Funds from accepted subscriptions will be deposited directly into the Company’s bank account and will be available for immediate use. No subscription funds will be held in escrow or trust. Investors should not rely on the sale of any minimum number of shares or the participation of other investors in this offering. Once the Company accepts a subscription, the investor may not withdraw it or receive a refund, except as required by applicable law. Funds received with a subscription that the Company rejects will be returned.

The following table sets forth our estimated use of proceeds assuming the sale of 25%, 50%, 75%, and 100% of the shares being offered by the Company. There can be no assurance that we will sell any or all of the shares offered or raise gross proceeds of $80,000. Accordingly, management will have broad discretion in the application of proceeds and may reallocate proceeds among the categories set forth below based upon operational requirements, the amount of proceeds actually raised, changing business conditions, or other factors presently unknown to the Company. The amounts below therefore represent management’s current estimates only and may change.

We estimate total offering expenses of approximately $35,757 and intend to use proceeds from this offering to pay those expenses. Mr. Wing Tat Li has informally indicated that he intends to provide funds to cover any shortfall in the Company’s offering expenses. However, he has made no binding commitment to do so, and there can be no assurance that such funds will be provided when needed or at all. His stated intention is limited to offering expenses and does not extend to funding the Company’s ongoing operations.

We do not currently intend to use offering proceeds to repay the approximately $3,469 owed to Mr. Wing Tat Li for expenses he previously paid on the Company’s behalf.

The table below summarizes our current anticipated use of proceeds over the next 12 months:

Planned Use of Proceeds	If 1,000,000 shares (25%) are sold:	If 2,000,000 shares (50%) are sold:	If 3,000,000 shares (75%) are sold:	If 4,000,000 shares (100%) are sold:

Production Equipment and Technology	$-	-	1,500	3,500
Staffing	$-	-	2,000	5,000
Advertising and marketing expenses	$-	-	3,000	8,000
Funding for day-to-day operations	$-	-	5,743	15,743
Expenses related to ongoing reporting requirements	$-	4,243	12,000	12,000
Offering expenses	$20,000	35,757	35,757	35,757

Total	$20,000	40,000	60,000	80,000

If 25% of the shares offered are sold, all $20,000 of gross proceeds will be applied to offering expenses, leaving approximately $15,757 of estimated offering expenses to be paid from other sources. No proceeds would be available for operating or expansion activities under that allocation. Mr. Wing Tat Li has informally indicated that he intends to cover any shortfall in offering expenses, but he has made no binding commitment to do so. If sufficient Company funds or additional funding are unavailable, we may be unable to pay the remaining offering expenses.

Planned Use of Proceeds	Description

Production Equipment and Technology	Includes the purchase or upgrade of production equipment, technology, software and related tools used in connection with the Company’s visual content production and creative services, including video production, photography, editing, graphic design, content creation and project delivery.
Staffing	Includes costs associated with hiring additional personnel and engaging independent contractors or freelancers, including photographers, videographers, editors, designers, writers and other creative or production personnel, based on the Company’s operational requirements and the needs of individual client projects.
Advertising and Marketing Expenses	Includes website maintenance and development, promotional materials, direct marketing and business development activities, client acquisition initiatives and other marketing efforts intended to increase awareness of the Company’s services and develop relationships with prospective corporate clients.
Funding for Day-to-Day Operations	Includes office expenses, software subscriptions, communication expenses, project-related costs, professional fees, bookkeeping expenses, bank charges, insurance, administrative expenses and other working capital requirements necessary to support the Company’s ordinary course operations.
Expenses Related to Ongoing Reporting Requirements	Includes costs relating to the preparation and filing of future periodic and current reports, auditor review fees, EDGAR and XBRL filing support for ongoing reporting, OTC quotation-related expenses, transfer agent annual fees and other compliance costs expected to be incurred after the effectiveness of this registration statement.
Offering Expenses	Includes legal fees, audit fees, SEC filing fees and other professional fees and expenses directly related to this offering and registration statement.

The above figures represent estimated expenditures for the 12 months following the effectiveness of this registration statement. Actual expenditures may vary materially depending on the amount of proceeds raised, client demand, staffing and equipment needs, reporting costs, and other developments. Management will have broad discretion to reallocate proceeds among the categories above. If circumstances change, the Company may also use proceeds for other operating or working capital needs that are not specifically listed in the table. The Company has no current plan to use proceeds for another purpose.

DETERMINATION OF OFFERING PRICE

The offering price of the common stock offered hereby is fixed at $0.02 per share for the duration of the offering. The offering price was determined arbitrarily by the Company and does not necessarily bear any relationship to our assets, book value, historical operating results, financial condition, or any other established criteria of value. In determining the offering price, we considered factors such as our limited operating history, financial condition, prospects, and the general conditions of the securities markets.

DILUTION

Purchasers of our common stock in this offering will experience immediate dilution in the net tangible book value of their investment. Dilution is the difference between the offering price per share and the net tangible book value per share of our common stock after the offering.

Our net tangible book value as of August 31, 2026, was $9,224, or approximately $0.0018 per share, based on 5,000,000 shares of common stock issued and outstanding. Net tangible book value represents total tangible assets less total liabilities. Net tangible book value per share is determined by dividing net tangible book value by the number of shares of common stock outstanding.

After giving effect to the sale of all 4,000,000 shares offered hereby at $0.02 per share and deducting estimated offering expenses of $35,757, our net tangible book value as of August 31, 2026, as adjusted for the offering, would have been $53,467, or approximately $0.0059 per share, based on 9,000,000 shares outstanding. This represents an immediate increase in net tangible book value of approximately $0.0041 per share to our existing stockholder and immediate dilution of approximately $0.0141 per share to investors purchasing shares in this offering.

The following table illustrates the dilution assuming the sale of all shares offered:

Per Share
Offering price	$0.0200
Net tangible book value before the offering	$0.0018
Increase in net tangible book value attributable to the offering	$0.0041
Net tangible book value after the offering, as adjusted	$0.0059
Dilution to new investors	$0.0141

There is no minimum number of shares that must be sold in this offering. The following table illustrates the dilution at various offering levels, assuming the estimated offering expenses remain consistent:

	25% of Offering	50% of Offering	75% of Offering	100% of Offering
Shares sold	1,000,000	2,000,000	3,000,000	4,000,000
Gross proceeds	$20,000	$40,000	$60,000	$80,000
Shares issued and outstanding after the offering	6,000,000	7,000,000	8,000,000	9,000,000
Net tangible book value (deficit) after the offering, as adjusted	$(6,533)	$13,467	$33,467	$53,467
Offering price per share	$0.0200	$0.0200	$0.0200	$0.0200
Net tangible book value per share before the offering	$0.0018	$0.0018	$0.0018	$0.0018
Increase (decrease) in net tangible book value per share attributable to the offering	$(0.0029)	$0.0001	$0.0023	$0.0041
Net tangible book value (deficit) per share after the offering, as adjusted	$(0.0011)	$0.0019	$0.0042	$0.0059
Dilution per share to new investors	$0.0211	$0.0181	$0.0158	$0.0141
Dilution as a percentage of offering price	105.44%	90.38%	79.08%	70.30%

The calculations above assume that the Company incurs all estimated offering expenses at each offering level. If 25% of the shares offered are sold, estimated offering expenses would exceed gross proceeds by $15,757. No additional capital contributions or forgiveness of amounts due to Mr. Wing Tat Li have been assumed. Actual dilution will depend on the number of shares sold and the offering expenses incurred.

The following table compares the number of shares purchased, total cash consideration paid and average price per share paid by our existing stockholder with those of investors in this offering, assuming all 4,000,000 shares are sold to parties other than Mr. Wing Tat Li. The amounts shown are before deduction of offering expenses.

	Shares Purchased	Percentage of Total Shares	Total Consideration	Percentage of Total Consideration	Average Price Per Share
Existing stockholder	5,000,000	55.56%	$10,000	11.11%	$0.0020
New investors	4,000,000	44.44%	$80,000	88.89%	$0.0200
Total	9,000,000	100.00%	$90,000	100.00%	$0.0100

Our existing stockholder purchased his shares at $0.002 per share. The offering price of $0.02 per share is ten times the price paid by our existing stockholder.

Per-share amounts are rounded to the nearest $0.0001, and percentages are rounded to two decimal places. Calculations were made using unrounded amounts. Accordingly, amounts presented may not add due to rounding.

The Company is authorized to issue 180,000,000 shares of common stock, par value $0.0001 per share. Authorized but unissued shares are excluded from the calculations above. There are no outstanding options, warrants or securities convertible into common stock. Additional issuances of common stock or securities convertible into common stock may result in further dilution.

PLAN OF DISTRIBUTION

The Company has 5,000,000 shares of common stock issued and outstanding as of the date of this prospectus. Pursuant to this offering, the Company is offering an additional 4,000,000 shares of common stock at a fixed offering price of $0.02 per share for the duration of the offering.

There is no arrangement to address the possible effect of the offering on the price of the stock.

Our sole officer and director, Wing Tat Li, will solicit investors on the Company’s behalf. He will not receive any commission or other compensation based directly or indirectly on sales of our securities. Mr. Wing Tat Li intends to rely on the safe harbor provided by Rule 3a4-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in connection with his participation in this offering. Rule 3a4-1 provides a nonexclusive safe harbor from broker-dealer registration for persons associated with an issuer who participate in sales of the issuer’s securities and satisfy the conditions of the rule. Mr. Wing Tat Li will participate in selling the shares only to the extent he satisfies the applicable conditions of Rule 3a4-1.

There is currently no public market for our common stock. Following this offering, we intend to seek quotation of our common stock on the OTCQB® Venture Market operated by OTC Markets Group, Inc. If we are unable to satisfy the requirements for quotation on the OTCQB, we may seek quotation on another tier operated by OTC Markets Group, Inc. There can be no assurance that our common stock will be quoted on the OTCQB or any other market.

A broker-dealer seeking to initiate quotations in our common stock generally must satisfy the requirements of Exchange Act Rule 15c2-11 and submit a Form 211 to FINRA, unless an exception applies. As of the date of this prospectus, we have no arrangement with a market maker to quote our common stock. There can be no assurance that a market maker will seek to initiate a quotation in our common stock or that a public trading market will develop. Investors may be unable to sell their shares.

This offering is being conducted by the Company on a self-underwritten, best-efforts basis. There is no minimum number of shares that must be sold for the offering to proceed. We will not engage an underwriter, broker-dealer or other selling agent to receive underwriting discounts, commissions or similar compensation in connection with this offering. All shares offered by the Company pursuant to this prospectus will be sold at a fixed price of $0.02 per share for the duration of the offering. Shares may be sold from time to time directly by the Company.

The shares may be offered and sold only in jurisdictions where their offer and sale are permitted under applicable securities laws. The Company may offer and sell shares to investors within and outside the United States, to the extent permitted by applicable law. The Company currently anticipates that a substantial portion of any sales in this offering, if any, may occur outside the United States.

The Company will bear all expenses incurred in connection with the registration and offering of the shares. We estimate these expenses at $35,757. Actual expenses may differ from this estimate.

Procedures for Subscribing

If you decide to subscribe for any shares in this offering that are offered by us, “The Company”, you must

- Execute and deliver a subscription agreement; and

- Deliver payment by check, certified funds or wire transfer to us for acceptance or rejection.

All checks submitted for subscriptions must be made payable to “ELT Design Holdings Limited.” Wire transfers must be sent to the Company’s designated bank account in accordance with the instructions provided to the investor. Subscription funds will not be held in escrow. Funds from accepted subscriptions will be deposited into the Company’s bank account and will be available for immediate use.

Upon acceptance of a subscription, the Company intends to issue the shares purchased and deliver a stock certificate or, at the investor’s request, evidence of book-entry ownership as soon as practicable.

Right to Reject Subscriptions

We have the right to accept or reject subscriptions, in whole or in part, for any reason permitted by law or for no stated reason. Any funds received in connection with rejected subscriptions will be returned promptly by the Company, without interest or deduction, to the extent required by applicable law. Investors may be notified regarding the acceptance or rejection of subscriptions through electronic communications, verbal communications, or other commercially reasonable means.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 180,000,000 shares of common stock, par value $0.0001 per share. No preferred stock is currently authorized. As of the date of this prospectus, there are 5,000,000 shares of common stock issued and outstanding.

Common Stock

Each holder of our common stock is entitled to one vote per share on all matters submitted to a vote of stockholders.

Holders of our common stock do not have cumulative voting rights.

Subject to applicable law and the rights of any future class or series of preferred stock, holders of our common stock are entitled to receive dividends, if any, as may be declared by our Board of Directors out of legally available funds. In the event of our liquidation, dissolution, or winding up, holders of our common stock will be entitled to share in our remaining assets legally available for distribution to stockholders after payment of liabilities and any preferential amounts payable to creditors.

Holders of our common stock have no preemptive, subscription, redemption, conversion, or sinking fund rights. Our bylaws provide that no holder of shares of stock of any class or series shall be entitled as a matter of right to subscribe for, purchase, or receive any part of any new or additional issue of shares of stock of any class or series, or of securities convertible into shares of stock of any class or series.

Pursuant to our bylaws, the holders of at least one-third of the outstanding voting shares entitled to vote at a meeting shall constitute a quorum for the transaction of business. Our bylaws further permit stockholder action by written consent without a meeting to the fullest extent permitted under Nevada law.

Options and Warrants

There are no outstanding options or warrants to purchase our securities.

Convertible Notes

There are no outstanding securities convertible into shares of our common stock.

Dividend Policy

We have not declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination regarding the payment of dividends will be made by our Board of Directors and will depend upon, among other things, our results of operations, financial condition, capital requirements, contractual restrictions, and other factors deemed relevant by our Board of Directors.

Transfer Agent

We do not currently have a transfer agent. We intend to engage a transfer agent in connection with or following this offering.

Market Information

There is currently no public market for our common stock. Following this offering, we intend to seek quotation of our common stock on the OTCQB® Venture Market operated by OTC Markets Group, Inc. If we do not qualify for quotation on the OTCQB, we may seek quotation on another market operated by OTC Markets Group, Inc. There can be no assurance that our common stock will be quoted on the OTCQB or any other market.

Holders

As of the date of this prospectus, we have one shareholder of record of our common stock, Mr. Wing Tat Li, our sole officer and director.

Indemnification of Directors and Officers

Our bylaws provide that we shall indemnify our directors and officers to the fullest extent permitted under the laws of the State of Nevada against liabilities and expenses incurred in connection with their service to the Company. Our bylaws further provide that expenses incurred by a director or officer in defending any civil, criminal, administrative, or investigative action, suit, or proceeding may be paid by the Company in advance of the final disposition of such matter, subject to receipt of an undertaking to repay such amounts if it is ultimately determined that such person is not entitled to indemnification.

Penny Stock Regulation

The SEC has adopted rules that generally define a “penny stock” as any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Our common stock will likely be considered a penny stock.

Broker-dealers who sell penny stocks to persons other than established customers and accredited investors are subject to additional sales practice requirements, including a requirement to provide purchasers with a standardized risk disclosure document prepared by the SEC. In addition, broker-dealers must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer and salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account.

The penny stock rules also require that, prior to a transaction, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock and may make it more difficult for investors to sell their shares.

INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of the shares of common stock offered hereby will be passed upon for us by Carl P. Ranno, with an office address at 2733 East Vista Drive, Phoenix, Arizona 85032.

The financial statements included in this prospectus and the registration statement have been audited by JP Centurion & Partners PLT, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

REPORTS TO SECURITIES HOLDERS

Following the effectiveness of this registration statement we will file annual, quarterly, and current reports and other information with the SEC in accordance with the Securities Exchange Act of 1934, as amended. The SEC maintains an Internet website at www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC.

Our principal executive offices are located at Unit 5, 2/F, One Vista Summit, 3 San Hop Lane, Tuen Mun, NT, Hong Kong. Written correspondence to the Company should be addressed to the attention of Wing Tat Li, our sole officer and director, at the foregoing address.

 DESCRIPTION OF FACILITIES

We rent shared office space from an unrelated third party at Unit 5, 2/F, One Vista Summit, 3 San Hop Lane, Tuen Mun, NT, Hong Kong, for approximately $6,000 per year. The rental term is March 1, 2026, through February 28, 2027.

LEGAL PROCEEDINGS

From time to time, we may become party to litigation or other legal proceedings that we consider to be a part of the ordinary course of our business. At this time, we, and our sole officer and director, are not currently involved in any legal proceedings of any kind.

PATENTS AND TRADEMARKS

As of the date of this Registration Statement, we do not have any patents or trademarks nor have we applied for any patents or trademarks.

DIRECTORS AND EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Biographical information regarding our sole officer and director, who will continue to serve in such positions, is provided below:

Officer/ Director Biography

NAME	AGE	POSITION
Wing Tat Li	40	Chief Executive Officer, Chief Financial Officer, President, Treasurer, Secretary, Director

Background of Mr. Wing Tat Li

Wing Tat Li - Chief Executive Officer, Chief Financial Officer, President, Treasurer, Secretary, Director

In 2012, Mr. Wing Tat Li obtained a bachelor’s degree in visual communication design from National Yunlin University of Science and Technology in Taiwan. He commenced his career in 2012 as a Project Manager at Box Brand Design, a company based in Hong Kong and Guangzhou. In this role, he was responsible for brand design, marketing strategy and client project management.

From 2013 to 2017, Mr. Wing Tat Li served as Project Manager at Ai Weiwei Studio in Beijing. In this role, he was responsible for exhibition planning, project management, and brand and public relations support in connection with international exhibitions of the work of artist Ai Weiwei.

Since 2017, Mr. Wing Tat Li has served as Project Director of Ornoir.co. He continues to serve in this role and currently devotes approximately 30 hours per week to his responsibilities at Ornoir.co. His role is primarily project-related and does not involve any ownership or control over Ornoir.co. Mr. Wing Tat Li does not have any ownership interest in Ornoir.co. His responsibilities include brand strategy, marketing planning, product development, and the creative and visual development of brand materials.

In addition, Mr. Wing Tat Li has served as Director, President, Secretary and Treasurer of ELT Design Holdings Limited, a Nevada corporation, since its incorporation on September 16, 2025. Mr. Wing Tat Li is responsible for the management and operations of the Company and is directly involved in client communications, creative direction, and project management. Mr. Wing Tat Li devotes approximately 35 hours per week to the Company’s affairs.

Corporate Governance

The Company promotes accountability for adherence to honest and ethical conduct; endeavors to provide full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with the SEC and in other public communications made by the Company; and strives to comply with applicable governmental laws, rules and regulations. The Company has not formally adopted a written code of business conduct and ethics governing its employees, officers and directors.

In lieu of an audit committee, our sole director is responsible for overseeing the selection of our independent registered public accounting firm and reviewing the scope, results and effectiveness of the annual audit of the Company’s financial statements and other services provided by the Company’s independent public accountants.

Our Board of Directors consists solely of Mr. Wing Tat Li, who reviews the Company’s internal accounting controls, practices and policies.

Our internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Our internal control over financial reporting includes those policies and procedures that:

∙	Pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company;

∙	Provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States of America and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and

∙	Provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with policies or procedures may deteriorate.

The Company’s accounting and financial reporting functions are subject to the following limitations:

- The Company does not have sufficient segregation of duties within accounting functions due to only having one officer and limited resources;

- The Company does not have independent directors or a separate audit committee; and

- The Company does not have written documentation of its internal control policies and procedures.

These limitations increase the risk that errors or misstatements in the Company’s financial reporting may not be prevented or detected in a timely manner. Addressing these limitations would require additional personnel, written policies and procedures, and independent oversight. The Company’s ability to implement these measures will depend on the availability of financial and personnel resources.

Committees of the Board

Our Company currently does not have separate nominating, compensation, or audit committees or written nominating, compensation, or audit committee charters. Our sole director, Mr. Wing Tat Li, performs the functions that would otherwise be performed by such committees. Mr. Wing Tat Li believes that separate committees are not necessary at this time because he believes he can adequately perform their functions.

Audit Committee Financial Expert

Our Board of Directors, consisting solely of Mr. Wing Tat Li, has determined that we do not have a Board member who qualifies as an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K.

We believe that our sole director, Mr. Wing Tat Li, is capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting.

Our sole director does not believe that it is necessary to have an audit committee because management believes that the Board of Directors can adequately perform the functions of an audit committee. In addition, we believe that retaining an independent director who would qualify as an "audit committee financial expert" would be overly costly and burdensome and is not warranted in our circumstances given the stage of our development and our current financial condition.

Outside Business Activities

Mr. Wing Tat Li continues to serve as Project Director of Ornoir.co, a position he has held since 2017. His role is primarily project-related and does not involve ownership or control of Ornoir.co. Mr. Wing Tat Li devotes approximately 30 hours per week to that role and approximately 35 hours per week to the Company’s affairs.

Mr. Wing Tat Li’s responsibilities at Ornoir.co may create competing demands on his time and attention and potential conflicts of interest in allocating his services between the Company and Ornoir.co.

Involvement in Certain Legal Proceedings

Our sole officer and director has not been involved in any of the following events during the past ten years:

1.	Bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
2.	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
3.	Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his/her involvement in any type of business, securities or banking activities; or
4.	Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.
5.	Such person was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;
6.	Such person was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;
7.	Such person was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:(i) Any Federal or State securities or commodities law or regulation; or(ii) Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or (iii) Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or
8.	Such person was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Independence of Directors

Our Board of Directors consists solely of Mr. Wing Tat Li, our sole executive officer. For purposes of evaluating director independence, we use the definition of an independent director under Nasdaq Listing Rule 5605(a)(2). Mr. Li is not independent under that definition because he serves as an executive officer of the Company.

Our common stock is not listed on Nasdaq or any other national securities exchange, and we are not currently subject to an exchange requirement to maintain independent directors. We do not anticipate having independent directors until such time as we are required to do so.

Code of Ethics

We have not adopted a formal Code of Ethics. The Board of Directors, consisting solely of Mr. Wing Tat Li, evaluated the business of the Company and the number of employees and determined that since the business is operated by a small number of persons, general rules of fiduciary duty and federal and state criminal, business conduct and securities laws are adequate ethical guidelines. In the event our operations, employees or directors expand in the future, we may take actions to adopt a formal code of ethics.

Shareholder Proposals

Our Company does not have any defined policy or procedural requirements for shareholders to submit recommendations or nominations for directors. The Board of Directors, consisting solely of Mr. Wing Tat Li, believes that, given the stage of our development, a specific nominating policy would be premature and of little assistance until our business operations develop to a more advanced level. Our Company does not currently have any specific or minimum criteria for the election of nominees to the Board of Directors and we do not have any specific process or procedure for evaluating such nominees. The Board of Directors will assess all candidates, whether submitted by management or shareholders, and make recommendations for election or appointment.

A shareholder who wishes to communicate with our Board of Directors may do so by directing a written request addressed to our sole officer and director, Wing Tat Li, at the address appearing on the cover page of this registration statement.

EXECUTIVE COMPENSATION

The following table sets forth the compensation awarded to, earned by or paid to our sole officer and director during the fiscal period from September 16, 2025, our date of incorporation, through August 31, 2026. We have completed only one fiscal period.

Summary Compensation Table:

Name and principal position (a)	Fiscal Year Ended August 31, (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-equity incentive plan compensation ($) (g)	Non-qualified deferred compensation earnings ($) (h)	All other compensation ($) (i)	Total ($) (j)

Wing Tat Li, Chief Executive Officer, Chief Financial Officer and Director	2026	-	-	-	-	-	-	-	-

Summary of Compensation

Stock Option Grants

We have not granted any stock options to our sole executive officer since our incorporation.

Employment Agreements

We do not have an employment or consulting agreement with any officer or director.

Director Compensation

Our sole director does not currently receive any compensation for his services as a member of the Board of Directors. The Board of Directors reserves the right to award directors cash or stock-based compensation for their services to the Company in the future. Any such awards will be determined by the Board of Directors in its sole discretion.

Executive Compensation Philosophy

Our Board of Directors determines the compensation of our executive officers in its sole discretion. The Board of Directors reserves the right to pay our executive officer or any future executive officers a salary, issue shares of common stock in consideration for services rendered, or award incentive bonuses linked to the Company’s performance and the individual executive officer’s performance.

Compensation may also include long-term stock-based awards intended to align executive performance with the Company’s long-term business strategies. Although the Board of Directors has not granted any performance-based stock options to date, it reserves the right to grant such options in the future if it determines that the grants would be in the Company’s best interests.

Incentive Bonus

The Board of Directors may grant incentive bonuses to our executive officer or any future executive officers in its sole discretion if it determines that such bonuses would be in the Company’s best interests. In making such determinations, the Board may consider the Company’s business objectives, growth, revenues and the individual executive officer’s performance.

Long-term, Stock Based Compensation

To attract, retain and motivate executive personnel necessary to support the Company’s long-term business strategy, we may award our executive officer and any future executive officers with long-term, stock-based compensation at the sole discretion of our Board of Directors. We do not currently have any immediate plans to grant such awards.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of the date of this prospectus, the Company has 5,000,000 shares of common stock issued and outstanding.

The address of the beneficial owner listed below is the same as the Company’s principal executive office address.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned	Total Voting Percentage Beneficially Owned
Executive Officers, Directors and Beneficial Owners of More Than 5%
Wing Tat Li1	5,000,000	100%	100%
All executive officers and directors as a group (one person)	5,000,000	100%	100%

¹ Wing Tat Li is our sole officer and director and our sole beneficial owner of more than 5% of our outstanding common stock. Mr. Wing Tat Li has sole voting and investment power over all 5,000,000 shares, none of which are pledged.

Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Equipment Provided by Our Director

Mr. Wing Tat Li makes personally owned equipment, including a computer, camera equipment, basic lighting equipment and related accessories, available to the Company for its content production activities without charge. The equipment remains owned by Mr. Wing Tat Li. The Company does not pay rent or reimburse Mr. Wing Tat Li for its use. There is no written agreement governing the Company’s use of the equipment, and Mr. Wing Tat Li has no binding obligation to continue making it available.

Amounts Due to Our Director

As of August 31, 2026, and the date of this prospectus, the Company owed Wing Tat Li, our sole officer and director, $3,469 for expenses paid by him on behalf of the Company.

The Company does not currently intend to use proceeds from this offering to repay this amount.

Sale of Shares

On September 16, 2025, the Company issued 5,000,000 shares of restricted common stock to Wing Tat Li, our Chief Executive Officer, Chief Financial Officer, President, Treasurer, Secretary and sole director, at a price of $0.002 per share, for aggregate cash consideration of $10,000. The proceeds were used by the Company for working capital. These shares constitute all of the Company’s outstanding common stock as of the date of this prospectus.

The foregoing issuances were conducted pursuant to Regulation S under the Securities Act of 1933, as amended (“Regulation S”). The sale of the shares was made only to non-U.S. persons, as defined under Rule 902(k)(2)(i) of Regulation S, in offshore transactions, and no directed selling efforts were made in the United States by the Company, any distributor, any of their respective affiliates, or any person acting on behalf of any of the foregoing.

Potential Funding of Offering Expenses

Mr. Wing Tat Li has informally indicated that he intends to provide funds to cover any shortfall in the Company’s offering expenses. He has made no binding commitment to provide such funds. The amount, timing and terms of any funding have not been agreed upon, including whether funds provided would constitute repayable advances or capital contributions. There can be no assurance that Mr. Wing Tat Li will provide funds when needed or at all. His stated intention is limited to offering expenses and does not extend to funding the Company’s ongoing operations.

Review, Approval and Ratification of Related Party Transactions

The Company has not adopted formal written policies or procedures for the review, approval or ratification of related party transactions. Our sole director, Mr. Wing Tat Li, approves related party transactions, including transactions in which he has a direct interest. The Company has no independent directors or committee responsible for reviewing or approving these transactions.

PRINCIPAL ACCOUNTING FEES AND SERVICES

Below is the approximate aggregate amount of fees billed for professional services rendered by our principal accountants with respect to our fiscal period ended August 31, 2026. We were incorporated on September 16, 2025; therefore, we do not have any comparative information to report. We have completed only one fiscal period.

2026
Audit fees	$$8,000
Audit related fees	-
Tax fees	-
All other fees	-

Total	$$8,000

Tax fees represent professional services rendered by the accounting firm for tax compliance, tax advice, and tax planning. All other fees represent fees billed for products and services provided by the accounting firm, other than the services reported for in the other categories.

MATERIAL CHANGES

None.

FINANCIAL STATEMENTS AND EXHIBITS

INDEX TO FINANCIAL STATEMENTS

Page
Audited Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F2
BALANCE SHEETS AS OF AUGUST 31, 2026	F3
STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS FROM SEPTEMBER 16, 2025 (DATE OF INCEPTION) TO AUGUST 31, 2026	F4
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY FROM SEPTEMBER 16, 2025 (DATE OF INCEPTION) TO AUGUST 31, 2026	F5
STATEMENT OF CASH FLOWS FROM SEPTEMBER 16, 2025 (DATE OF INCEPTION) TO AUGUST 31, 2026	F6
NOTES TO THE FINANCIAL STATEMENTS	F7 - F9

- F1 -

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of

ELT DESIGN HOLDINGS LIMITED

Unit 5, 2/F, One Vista Summit

3 San Hop Lane

Tuen Mun, NT

Hong Kong

Opinion on the Financial Statements

We have audited the accompanying balance sheets of ELT Design Holdings Limited (the ‘Company’) as of August 31, 2026, and the related statement of operations and comprehensive loss, statement of changes in stockholders’ equity, and statement of cash flows from September 16, 2025 (date of inception) to August 31, 2026, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of August 31, 2026, and the results of its operations and its cash flows from period September 16, 2025 (date of inception) to August 31, 2026, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt About the Entity’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As stated in Note 2 to the financial statements, for the period ended August 31, 2026, the Company had a net loss of $776 and as of August 31, 2026, the Company incurred an accumulated deficit of $776. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to those charged with governance that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgements. We determined that there are no critical audit matters.

/s/ JP CENTURION & PARTNERS PLT
JP CENTURION & PARTNERS PLT (ID: 6723) We have served as the Company’s auditor since 2026.
Kuala Lumpur, Malaysia
November 13, 2026

- F2 -

ELT DESIGN HOLDINGS LIMITED

BALANCE SHEET AS OF AUGUST 31, 2026

(CURRENCY EXPRESSED IN UNITED STATES DOLLARS (“US$”), EXCEPT FOR NUMBER OF SHARES)

(AUDITED)

As of August 31, 2026
(Audited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$23,902
Prepayment	291
TOTAL CURRENT ASSETS	24,193

TOTAL ASSETS	$24,193

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accrued expense and other payable	$7,000
Amount due to a director	3,469
Contract liabilities	4,500
TOTAL CURRENT LIABILITIES	14,969

TOTAL LIABILITIES	$14,969

STOCKHOLDERS’ EQUITY
Common stock – Par value $ 0.0001; Authorized: 180,000,000 shares; Issued and outstanding: 5,000,000 shares as of August 31, 2026	$500
Additional paid in capital	9,500
Accumulated deficit	(776)
TOTAL STOCKHOLDERS’ EQUITY	$9,224
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$24,193

The accompanying notes are an integral part of these financial statements.

- F3 -

ELT DESIGN HOLDINGS LIMITED

STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS

FROM SEPTEMBER 16, 2025 (DATE OF INCEPTION) TO AUGUST 31, 2026

(CURRENCY EXPRESSED IN UNITED STATES DOLLARS (“US$”), EXCEPT FOR NUMBER OF SHARES)

(AUDITED)

From September 16, 2025 (Date of Inception) to August 31, 2026
REVENUE	$13,500

COST OF REVENUE	-

GROSS PROFIT	$13,500

GENERAL AND ADMINISTRATIVE EXPENSES	(14,276)

LOSS FROM OPERATION BEFORE INCOME TAX	$(776)

INCOME TAX EXPENSES	-

NET LOSS	$(776)

OTHER COMPREHENSIVE INCOME	-

TOTAL COMPREHENSIVE LOSS	$(776)

NET LOSS PER SHARE- BASIC AND DILUTED	(0.0002)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING – BASIC AND DILUTED	4,780,822

 The accompanying notes are an integral part of these financial statements.

- F4 -

ELT DESIGN HOLDINGS LIMITED

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

FROM SEPTEMBER 16, 2025 (DATE OF INCEPTION) TO AUGUST 31, 2026

(CURRENCY EXPRESSED IN UNITED STATES DOLLARS (“US$”), EXCEPT FOR NUMBER OF SHARES)

(AUDITED)

	COMMON STOCK		ADDITIONAL PAID-IN CAPITAL	ACCUMULATED DEFICIT	TOTAL EQUITY
	Number of shares	Amount
Balance as of September 16, 2025 (Date of Inception)	5,000,000	$500	$9,500	$-	$10,000
Net loss	-	-	-	(776)	(776)
Balance as of August 31, 2026	5,000,000	500	9,500	(776)	9,224

The accompanying notes are an integral part of these financial statements.

- F5 -

ELT DESIGN HOLDINGS LIMITED

STATEMENT OF CASH FLOWS

FROM SEPTEMBER 16, 2025 (DATE OF INCEPTION) TO AUGUST 31, 2026

(CURRENCY EXPRESSED IN UNITED STATES DOLLARS (“US$”), EXCEPT FOR NUMBER OF SHARES)

(AUDITED)

From September 16, 2025 (Date of Inception) to August 31, 2026
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(776)
Changes in operating assets and liabilities:
Prepayment	(291)
Accrued expense and other payable	7,000
Amount due to a director	3,469
Contract liabilities	4,500

Net cash provided by operating activities	13,902

CASH FLOWS FROM FINANCING ACTIVITY:
Proceeds from issuance of shares	$10,000

Net cash provided by financing activity	10,000

Effect of exchange rate changes on cash and cash equivalents	-

Net increase in cash and cash equivalents	23,902
Cash and cash equivalents, beginning of period	-

CASH AND CASH EQUIVALENTS, END OF PERIOD	$23,902

SUPPLEMENTAL CASH FLOWS INFORMATION
Income taxes paid	$-
Interest paid	$-

The accompanying notes are an integral part of these financial statements.

- F6 -

 ELT DESIGN HOLDINGS LIMITED

NOTES TO FINANCIAL STATEMENTS

FROM SEPTEMBER 16, 2025 (DATE OF INCEPTION) TO AUGUST 31, 2026

(CURRENCY EXPRESSED IN UNITED STATES DOLLARS (“US$”), EXCEPT FOR NUMBER OF SHARES)

1. ORGANIZATION AND BUSINESS BACKGROUND

ELT Design Holdings Limited (“we”, “us”, “our”, or the “Company”), was incorporated on September 16, 2025 in the State of Nevada.

ELT Design Holdings Limited (the “Company”) is an early-stage corporation incorporated in the State of Nevada that conducts its business operations primarily in Hong Kong. The Company operates as a visual content solutions provider, offering visual content creation, corporate workshop and seminar services to brands, small- and medium-sized enterprises (“SMEs”) and cross-border businesses seeking to develop their market presence, improve their communication materials and present their business value through customized visual and written content.

The Company’s business focuses on assisting clients in planning, developing and managing marketing content for digital, corporate and promotional use. Its services are designed to help clients present their products, services, brand message and business information in a clearer and more engaging manner across online and offline communication channels.

The Company’s executive office is located at Unit 5, 2/F, One Vista Summit, 3 San Hop Lane, Tuen Mun, NT, Hong Kong.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements for ELT Design Holdings Limited for the period from September 16, 2025 (Date of Inception) to August 31, 2026 are prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The Company has adopted August 31 as its fiscal year end.

The reporting currency of the Company is United States Dollars (“US$”), which is also the functional currency of the Company.

Going Concern Uncertainties

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company incurred a net loss of $776 for the period ended August 31, 2026 resulting in accumulated deficit of $776.

The Company’s cash position may not be significant enough to support the Company’s daily operations. While the Company believes in the viability of its strategy and in its ability to raise additional funds, there can be no assurances to that effect. The Company’s ability to continue as a going concern is dependent upon its ability to improve profitability and the ability to acquire funding through public offering. If funding from public offering is insufficient, then the Company shall rely on the financial support from its controlling shareholder.

These and other factors raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that financial statements are issued. These financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result in the Company not being able to continue as a going concern.

Use of Estimates

Management uses estimates and assumptions in preparing these financial statements in accordance with US GAAP. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities in the balance sheets, and the reported revenue and expenses during the periods reported. Actual results may differ from these estimates.

Cash and Cash Equivalents

Cash and cash equivalents represent cash on hand, demand deposits placed with banks or other financial institutions and all highly liquid investments with an original maturity of three months or less as of the purchase date of such investments.

Right-of-use assets and lease liabilities

The Company has elected not to recognize right-of-use assets and lease liabilities for short-term leases with a lease term of 12 months or less at the commencement date and that do not include a purchase option that the Company is reasonably certain to exercise. The Company recognizes the lease payments associated with these leases as an expense on a straight-line basis over the lease term.

Revenue Recognition

Revenue is generated through visual content production & corporate workshop and seminar to customers. Revenue is recognized when a customer obtains control of promised goods or services and is recognized in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. In addition, the standard requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The amount of revenue that is recorded reflects the consideration that the Company expects to receive in exchange for those goods and services. The Company applies the following five-step model in order to determine this amount:

(i) identification of the promised goods and services in the contract;

(ii) determination of whether the promised goods and services are performance obligations, including whether they are distinct in the context of the contract;

(iii) measurement of the transaction price, including the constraint on variable consideration;

(iv) allocation of the transaction price to the performance obligations; and

(v) recognition of revenue when (or as) the Company satisfies each performance obligation.

The Company generates revenue primarily from the provision of visual content production and related creative services and corporate workshop and seminar services. In accordance with Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASC 606”), revenue is recognized when or as the Company satisfies its performance obligations by transferring the promised services to its customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those services.

Visual Content Production and Related Creative Services

The Company provides visual content production and related creative services to its customers, which may include content planning and creative development, video and visual content production, editing, graphic and creative content, copywriting and related content support. The nature and scope of the services are specified in the respective customer agreements.

For arrangements under which the Company provides a series of recurring services over a specified service period, the promised services are accounted for as a single performance obligation when the services are substantially the same and have the same pattern of transfer to the customer. Revenue from such arrangements is recognized over time because the customer simultaneously receives and consumes the benefits provided by the Company’s performance. The monthly service fee is fixed and does not vary based on the number or volume of individual deliverables completed during a particular month. The Company is required to provide the agreed recurring services throughout the contractual service period. Accordingly, progress toward satisfaction of the performance obligation is measured based on the passage of time, and revenue is recognized on a straight-line basis over the contractual service period.

Amounts received or billed in advance of the Company’s performance are recorded as contract liabilities and recognized as revenue as the related performance obligations are satisfied.

Corporate Workshop and Seminar Services

The Company also generates revenue from corporate workshop and seminar services. The nature, duration, content and service fee of each workshop or seminar are agreed with the customer prior to commencement of the program.

Revenue from corporate workshop and seminar services is recognized at a point in time upon completion of the agreed program when the Company has satisfied its performance obligation and the customer has received the agreed services.

Earnings Per Share

The Company reports earnings per share in accordance with ASC 260 “Earnings Per Share”, which requires presentation of basic and diluted earnings per share in conjunction with the disclosure of the methodology used in computing such earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average common shares outstanding during the period. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock. Further, if the number of common shares outstanding increases as a result of a stock dividend or stock split or decreases as a result of a reverse stock split, the computations of a basic and diluted earnings per share shall be adjusted retroactively for all periods presented to reflect that change in capital structure.

The Company’s basic earnings per share is computed by dividing the net income available to holders by the weighted average number of the Company’s ordinary shares outstanding. Diluted earnings per share reflects the amount of net income available to each ordinary share outstanding during the period plus the number of additional shares that would have been outstanding if potentially dilutive securities had been issued.

- F7 -

Income Taxes

The Company accounts for income taxes using the asset and liability method prescribed by ASC Topic 740 “Income Taxes”. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the years in which the differences are expected to reverse. The Company records a valuation allowance to offset deferred tax assets if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized as income or loss in the period that includes the enactment date. The Company also adopted ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures”, which requires disaggregated information about the reporting entity’s effective tax rate reconciliation as well as information on income taxes paid.

ASC 740 prescribes a comprehensive model for how companies should recognize, measure, present, and disclose in their financial statements uncertain tax positions taken or expected to be taken on a tax return. Under ASC 740, tax positions must initially be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions must initially and subsequently be measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and relevant facts.

The Company conducts major businesses in Hong Kong and is subject to tax in their own jurisdictions.

Fair Value Measurement

Accounting Standards Codification (“ASC”) 820 “Fair Value Measurements and Disclosures”, which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. The statement clarifies that the exchange price is the price in an orderly transaction between market participants to sell the asset or transfer the liability in the market in which the reporting entity would transact for the asset or liability, that is, the principal or most advantageous market for the asset or liability. It also emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and that market participant assumptions include assumptions about risk and effect of a restriction on the sale or use of an asset.

This ASC establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described below:

Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2: Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability; and

Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

Segment Reporting

The Company follows the guidance of ASC 280, “Segment Reporting”, which establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organization structure as well as information about services categories, business segments and major customers in financial statements. For the period ended August 31, 2026, the Company has two reportable segment based on business unit, trading of products, and one reportable segment based on region. The Company also adopted ASU 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures”, which expands annual and interim disclosure requirements for reportable segments, primarily through enhanced disclosures about significant segment expenses.

Recently issued and adopted accounting pronouncements

In November 2024, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2024-03 Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40) Disaggregation of Income Statement Expenses. The guidance in ASU 2024-03 requires public business entities to disclose in the notes to the financial statements, among other things, specific information about certain costs and expenses including purchases of inventory; employee compensation; and depreciation, amortization and depletion expenses for each caption on the income statement where such expenses are included. ASU 2024-03 is effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Early adoption is permitted, and the amendments may be applied prospectively to reporting periods after the effective date or retrospectively to all periods presented in the financial statements. The Company is currently evaluating the provisions of this guidance and assessing the potential impact on the Company’s financial statement disclosures.

In July 2025, the FASB issued ASU 2025-05, Measurement of Credit Losses for Accounts Receivable and Contract Assets, which provides a practical expedient for measuring expected credit losses on current trade receivables and contract assets by assuming that current conditions remain unchanged over the life of the asset, and for non-public business entities, an accounting policy election to consider subsequent cash collections. The amendments are effective for annual and interim periods beginning after December 15, 2025, with early adoption permitted. We are currently evaluating the impact of this guidance on our financial statements.

The Company reviews new accounting standards as issued. Management has not identified any other new standards that it believes will have a significant impact on the Company’s financial statements.

- F8 -

3. PREPAYMENT

As of August 31, 2026 (Audited)

Prepaid expense	$291
Total	$291

Prepaid expense for the period ended August 31, 2026 represent the payment made to Lovart Pro subscription fee.

4. ACCRUED EXPENSE AND OTHER PAYABLE

As of August 31, 2026, the Company has other accrual expense of $7,000 which comprises of outstanding audit fees and rental expense.

5. RIGHT-OF-USE ASSETS AND LEASE LIABILITIES

The Company leases an office space with contract term of 12 months or less. These leases are short-term and expire within 12 months period. The Company has elected not to recognize right-of-use assets and lease liabilities for these leases. The lease payments associated with these leases are expense on a straight-line basis over the lease term.

The Company’s office space lease commenced on March 1, 2026. The Company recognized short-term lease cost of approximately $3,000 for the period from September 16, 2025 (date of inception) to August 31, 2026.

6. AMOUNT DUE TO A DIRECTOR

As of August 31, 2026, the sole director of the Company advanced $3,469 to the Company, which is unsecured and non-interest bearing and repayable on demand.

Our sole director and controlling shareholder, Mr. Wing Tat Li, has not been compensated for the services.

7. STOCKHOLDERS’ EQUITY

On September 16, 2025, upon the incorporation of the Company, Wing Tat Li, subscribed 5,000,000 shares of common stock at $0.002 per share for a total subscription value of $10,000.

As of August 31, 2026, the Company has 5,000,000 shares of common stock issued and outstanding.

The Company has 180,000,000 shares of common stock authorized.

8. REVENUE FROM CONTRACTS WITH CUSTOMERS

The Company recognizes revenue in accordance with ASC 606, “Revenue from Contracts with Customers”, by applying the five-step model to all contracts with customers: (i) identification of the contract, (ii) identification of performance obligations, (iii) determination of the transaction price, (iv) allocation of the transaction price to the performance obligations, and (v) recognition of revenue when, or as, the Company satisfies a performance obligation.

The Company’s revenue is primarily derived from the provision of visual content production and related creative services and workshop and seminar services to business clients. Each contract specifies the services to be provided, the consideration and the applicable payment terms.

Performance obligations generally consist of the visual content production and related creative services or workshop and seminar services specified in the respective customer contracts. The Company evaluates the promised services in each contract and determines whether such services are distinct performance obligations in accordance with ASC 606.

The transaction price is determined based on the consideration specified in the respective customer contracts. The Company allocates the transaction price to each performance obligation based on the consideration attributable to the respective promised services.

Revenue is recognized when or as the Company satisfies its performance obligations by transferring the promised services to the customer. Revenue from visual content production and related creative services is recognized over the applicable service period as the services are provided to and consumed by the customer. Revenue from workshop and seminar services is recognized when the agreed workshop or seminar services have been completed.

The Company’s payment terms vary by contract. In certain arrangements, the Company may receive payments from customers in advance of providing the related services. Such advance payments are recorded as contract liabilities and recognized as revenue when or as the related performance obligations are satisfied.

Disaggregation of revenue

The table below shows the revenue disaggregation by type of services for the period ended August 31, 2026:

Revenue disaggregation by type of services	From September 16, 2025 (Date of Inception) to August 31, 2026
Visual Content Production	$7,500
Corporate Workshop Services	6,000

Total revenue	$13,500

Timing of revenue recognition

The table below shows the timing of revenue recognition for the period ended August 31, 2026:

From September 16, 2025 (Date of Inception) to August 31, 2026
Point in time	$6,000
Overtime	7,500

Total revenue	$13,500

Contract liabilities

For a service contract where the performance obligation has not been completed, the contract liabilities are recorded for any payments received in advance from the customer before completion of the performance obligation.

As of August 31, 2026, the Company’s contract liabilities are classified as current liabilities as presented below:

As of August 31, 2026 (Audited)
Current liabilities:
Contract liabilities	$4,500

Changes in contract liabilities from September 16, 2025 (Date of Inception) to August 31, 2026 are as follows:

From September 16, 2025 (Date of Inception) to August 31, 2026
New contract liabilities:	12,000
Performance obligations satisfied	(7,500)
Contract liabilities, August 31, 2026	$4,500

Remaining performance obligations

Remaining performance obligations represent the transaction price of firm orders for which a good or service has not been delivered to our customer. As of August 31, 2026, the aggregate amount of the transaction price allocated to remaining performance obligations was $4,500. The Company expects to satisfy these remaining performance obligations primarily within three months from the reporting date.

9. INCOME TAX

The loss from operation before income tax of the Company from September 16, 2025 (Date of Inception) to August 31, 2026 was comprised of the following:

From September 16, 2025 (Date of Inception) to August 31, 2026
Tax jurisdictions from:
- Local	$-
- Foreign, representing:
Hong Kong	(776)

Loss from operation before income tax	$(776)

Effective and Statutory Rate Reconciliation

The effective tax rate in the periods presented is the result of the mix of income earned in various tax jurisdictions that apply a broad range of income tax rates.

	From September 16, 2025 (Date of Inception) to August 31, 2026
	Amount	Percentage
Computed expected benefits and federal income tax rate	$(163)	21%
Effect of foreign tax rate difference	99	(13)%
Changes in valuation allowances	64	(8)%
Others	-	-
Total income tax expense and effective tax rate	$-	-

The following table sets forth the significant components of the aggregate deferred tax assets of the Company as of August 31, 2026:

As of August 31, 2026 (Audited)
Deferred tax assets:

Net operating losses carry forwards
- United States of America	$-
- Hong Kong	64

Total deferred tax assets	$64
Less: valuation allowance	(64)
Deferred tax assets, net of valuation allowance	$-

The Company is a U.S. entity and is subject to the United States federal income tax. No provision for income taxes in the United States has been made as the Company had no United States taxable income for the period ended August 31, 2026.

The Company operates in Hong Kong and may be subject to Hong Kong income tax at a tax rate of 16.5%. The first HKD 2 million (equivalent to approximately US$258,000) of profits earned by the company may be taxed at half the current tax rate (i.e., 8.25%), while the remaining profits may be taxed at the existing 16.5% tax rate.

Management believes that it is more likely than not that the deferred tax assets will not be fully realizable in the future. Accordingly, the Company provided for a full valuation allowance against its deferred tax assets of $64 as of August 31, 2026.

10. CONCENTRATIONS OF RISK

Customer Concentration

From September 16, 2025 (Date of Inception) to August 31, 2026, there were three customers who accounted for more than 10% of the Company’s revenues. The customers who accounted for more than 10% of the Company’s revenues and its outstanding receivable balance at period-end is presented below:

	From September 16, 2025 (Date of Inception) to August 31, 2026
	Revenue	Percentage of Revenue	Accounts receivable
Customer A	$7,500	56%	$-
Customer B	3,000	22	-
Customer C	3,000	22	-
Total	$13,500	100%	$-

11. SEGMENT REPORTING

ASC 280, “Segment Reporting” establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organization structure as well as information about services categories, business segments and major customers in financial statements. The Company has had two reportable segments consisting of visual content production and corporate workshop services. The Company operates in a single geographic segment, Hong Kong.

In accordance with the “Segment Reporting” Topic of the ASC, the Company’s chief operating decision maker has been identified as the Chief Executive Officer and President, who reviews operating results to make decisions about allocating resources and assessing performance for the entire Company. Existing guidance, which is based on a management approach to segment reporting, establishes requirements to report selected segment information quarterly and to report annually entity-wide disclosures about products and services, major customers, and the countries in which the entity holds material assets and reports revenue. All material operating units qualify for aggregation under “Segment Reporting” due to their similar customer base and similarities in economic characteristics; nature of products and services; and procurement, manufacturing and distribution processes.

	From September 16, 2025 (Date of Inception) to August 31, 2026 and As of August 31, 2026
By Business Unit	Visual Content Production	Corporate Workshop Services	Total
Revenues	$7,500	$6,000	$13,500
Less:
Cost of revenues	$-	$-	$-
Segment gross profit	$7,500	6,000	13,500
Less:
Audit fees	(4,400)	(3,600)	(8,000)
Rental fees	(1,650)	(1,350)	(3,000)
Subscription fee	(137)	(112)	(249)
Other segment items	(1,665)	(1,362)	(3,027)
Total segment expenses	(7,852)	(6,424)	(14,276)
Other income	-	-	-
Loss before income tax	(352)	(424)	(776)
Income tax provision	-	-	-
Segment net loss	(352)	(424)	(776)

Reconciliation of segment gross profit
Total segment gross profit			13,500
Segment operating expenses			(14,276)
Other income			-
Income tax provision			-
Net loss			(776)

Total assets	$13,306	$10,887	$24,193
Capital expenditure	$-	$-	$-

•	The significant expense categories and amounts align with the segment-level information that is regularly provided to the CODM.
•	Other segment items include company incorporation fee, bank account opening fee and bank charges.
•	Costs and assets are allocated based on revenue ratio. The allocation is based on the percentage of total revenue each segment contributes.

	From September 16, 2025 (Date of Inception) to August 31, 2026 and As of August 31, 2026
By Country	Hong Kong	Total
Revenues	$13,500	$13,500
Less:
Cost of revenues	-	-
Segment gross profit	$13,500	$13,500
Less:
Audit fees	(8,000)	(8,000)
Rental fees	(3,000)	(3,000)
Subscription fee	(249)	(249)
Other segment items	(3,027)	(3,027)
Total segment expenses	(14,276)	(14,276)
Other income	-	-
Loss before income tax	(776)	(776)
Income tax provision	-	-
Segment net loss	$(776)	$(776)

Reconciliation of segment gross profit
Total segment gross profit		13,500
Segment operating expenses		(14,276)
Other income		-
Income tax provision		-
Net loss		(776)

Total assets	$24,193	$24,193
Capital expenditure	$-	$-

•	The significant expense categories and amounts align with the segment-level information that is regularly provided to the CODM.
•	Other segment items include company incorporation fee, bank account opening fee and bank charges.

12. SUBSEQUENT EVENTS

In accordance with ASC Topic 855, “Subsequent Events”, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued, the Company has evaluated all events or transactions that occurred after August 31, 2026 up through the date the Company issued the financial statements. No subsequent events requiring recognition or disclosure in the financial statements were identified.

- F9 -

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated costs (assuming all shares are sold) of this offering are as follows:

SEC Registration Fee (1)	$6.96
Auditor Fees and Expenses	$8,000
Consulting Fees and Related Expenses	$26,250
Transfer Agent Fees	$1,500
TOTAL	$35,756.96

(1) All amounts are estimates, other than the SEC’s registration fee. The above expenses are to be paid by the Company.

INDEMNIFICATION OF DIRECTOR AND OFFICERS

The indemnification and advancement of expenses of our directors and officers are governed by Nevada Revised Statutes Sections 78.7502 and 78.751. Section 78.752 permits the Company to purchase and maintain insurance for directors and officers, subject to the provisions of that section.

Our bylaws provide that we shall indemnify our directors and officers to the fullest extent permitted under the laws of the State of Nevada against liabilities and expenses incurred in connection with their service to the Company. Our bylaws further provide that expenses incurred by a director or officer in defending any civil, criminal, administrative, or investigative action, suit, or proceeding may be paid by the Company in advance of the final disposition of such matter, subject to receipt of an undertaking to repay such amounts if it is ultimately determined that such person is not entitled to indemnification.

Our bylaws also permit the Company to maintain insurance on behalf of any director or officer against liabilities asserted against such person in such capacity, whether or not the Company would have the power to indemnify such person under Nevada law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

RECENT SALES OF UNREGISTERED SECURITIES

On September 16, 2025, we sold 5,000,000 shares of restricted common stock to Mr. Wing Tat Li, at a price of $0.002 per share. The total subscription amount paid by Mr. Wing Tat Li was $10,000. The proceeds from the foregoing issuances were used by the Company for working capital.

The foregoing issuances were conducted pursuant to Regulation S under the Securities Act of 1933, as amended (“Regulation S”). The sale of the shares was made only to non-U.S. persons, as defined under Rule 902(k)(2)(i) of Regulation S, in offshore transactions, and no directed selling efforts were made in the United States by the Company, any distributor, any of their respective affiliates, or any person acting on behalf of any of the foregoing.

EXHIBITS TO REGISTRATION STATEMENT

Exhibit No.	Description
3.1	Articles of Incorporation (1)
3.2	By-laws (1)
5.1	Legal Opinion Letter (1)
23.1	Consent of Independent Accounting Firm (1)
99.1	Sample Subscription Agreement (1)
107	Filing Fee Table (1)

____________________

(1)	Filed herewith.

UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales of securities are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, at the location of Tuen Mun, Hong Kong, on November 13, 2026.

ELT Design Holdings Limited

By: /s/ Wing Tat Li
Name: Wing Tat Li
Title: Chief Executive Officer, Chief Financial Officer, Director Date: November 13, 2026

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name: Wing Tat Li Signature: /s/ Wing Tat Li Title: Chief Executive Officer, (Principal Executive Officer)

Date: November 13, 2026

Name: Wing Tat Li Signature: /s/ Wing Tat Li Title: Chief Financial Officer, (Principal Financial Officer)

Date: November 13, 2026

Name: Wing Tat Li Signature: /s/ Wing Tat Li Title: President, Secretary, Treasurer, Director

Date: November 13, 2026